Exhibit 10.20

Published CUSIP Number for Transaction: 05480JAE6

Published CUSIP Number for Revolving Facility: 05480JAF3

Published CUSIP Number for Term A Facility: 05480JAG1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 22, 2004

among

AZTAR CORPORATION,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender

and

L/C Issuer,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Syndication Agent,

BANK OF SCOTLAND, CALYON, CITICORP NORTH AMERICA, INC. and SOCIETE

GENERALE, as Co-Documentation Agents,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC and DEUTSCHE BANK TRUST COMPANY

AMERICAS,

as

Joint Lead Arrangers and Joint Book Managers

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ARTICLE V. REPRESENTATIONS AND WARRANTIES		71
5.01.	Existence, Qualification and Power; Compliance with Laws	71
5.02.	Authorization; No Contravention	71
5.03.	Governmental Authorization; Other Consents	71
5.04.	Binding Effect	71
5.05.	Financial Statements; No Material Adverse Effect	72
5.06.	Litigation	72
5.07.	No Default	73
5.08.	Ownership of Property; Liens	73
5.09.	Environmental Compliance	73
5.10.	Insurance	73
5.11.	Taxes	73
5.12.	ERISA Compliance	74
5.13.	Subsidiaries; Equity Interests	74
5.14.	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	74
5.15.	Disclosure	74
5.16.	Compliance with Laws	75
5.17.	Intellectual Property; Licenses, Etc	75
5.18.	In-Balance Test	75
5.19.	The Collateral	75
5.20.	Real Property	76

ARTICLE VI. AFFIRMATIVE COVENANTS		77
6.01.	Financial Statements	77
6.02.	Certificates; Other Information	78
6.03.	Notices	80
6.04.	Payment of Obligations	81
6.05.	Preservation of Existence, Etc.	81
6.06.	Maintenance of Properties	81
6.07.	Maintenance of Insurance	81
6.08.	Compliance with Laws	83
6.09.	Books and Records	83
6.10.	Inspection Rights	83
6.11.	Use of Proceeds	84
6.12.	Additional Restricted Subsidiaries and Pure Holding Companies	84
6.13.	Pledge of Midwest Gaming Entities	84

ARTICLE VII. NEGATIVE COVENANTS		85
7.01.	Liens and Negative Pledges	85
7.02.	Investments	86
7.03.	Indebtedness	88
7.04.	Fundamental Changes	89
7.05.	Dispositions	89
7.06.	Restricted Payments	90
7.07.	Prepayment of Subordinated Obligations	91
7.08.	Change in Nature of Business	92
7.09.	Transactions with Affiliates	92

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7.10.	Burdensome Agreements	92
7.11.	Use of Proceeds	92
7.12.	Senior Leverage Ratio	92
7.13.	Total Leverage Ratio	93
7.14.	Fixed Charge Ratio	93
7.15.	Capital Expenditures	93
7.16.	Commencement of the Las Vegas North Project or any Alternative Project	94
7.17.	Construction of the Projects	94

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		98
8.01.	Events of Default	98
8.02.	Remedies Upon Event of Default	100
8.03.	Application of Funds	101

ARTICLE IX. ADMINISTRATIVE AGENT		102
9.01.	Appointment and Authority	102
9.02.	Rights as a Lender	102
9.03.	Exculpatory Provisions	102
9.04.	Reliance by Administrative Agent	103
9.05.	Delegation of Duties	103
9.06.	Resignation of Administrative Agent	103
9.07.	Non-Reliance on Administrative Agent and Other Lenders	104
9.08.	No Other Duties, Etc.	105
9.09.	Collateral and Guaranty Matters	105

ARTICLE X. MISCELLANEOUS		106
10.01.	Amendments, Etc.	106
10.02.	Notices; Effectiveness; Electronic Communication	107
10.03.	No Waiver; Cumulative Remedies	109
10.04.	Expenses; Indemnity; Damage Waiver	109
10.05.	Payments Set Aside	111
10.06.	Successors and Assigns	112
10.07.	Treatment of Certain Information; Confidentiality	116
10.08.	Right of Setoff	117
10.09.	Interest Rate Limitation	117
10.10.	Counterparts; Integration; Effectiveness	118
10.11.	Survival of Representations and Warranties	118
10.12.	Severability	118
10.13.	Replacement of Lenders	118
10.14.	Cooperation with Gaming Boards.	120
10.15.	Governing Law; Jurisdiction; Etc.	120
10.16.	Waiver of Jury Trial	121
10.17.	USA PATRIOT Act Notice	121
10.18.	Time of the Essence	121
10.19.	Designation as Senior Debt	121

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SCHEDULES
1.01	Material Amenities of the Las Vegas North Project
2.01	Commitments and Percentages
5.03	Governmental Authorizations; Other Consents
5.13	Subsidiaries; Other Equity Investments
5.20	Real Property
7.01	Existing Liens
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
A	Assignment and Assumption
B	Compliance Certificate
C	Converted Term Loan Note
D	Guaranty
E	In-Balance Certificate
F	Loan Notice
G	Pricing Certificate
H	Revolving Note
I	Form of Swing Line Loan Notice
J	Term A Note

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of July 22, 2004, among AZTAR CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), the Syndication Agent and Co-Documentation Agents listed on the cover page hereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. BANC OF AMERICA SECURITIES LLC and DEUTSCHE BANK TRUST COMPANY AMERICAS have served as Joint Lead Arrangers and Joint Book Managers in respect of the credit facilities provided by this Agreement.

The parties hereto agree with reference to the following facts:

A. The Borrower has requested that the Lenders provide the credit facilities described herein to refinance, and amend and restate in their entirety, the credit facilities provided under the Existing Credit Agreement.

B. Those of the Lenders under the Existing Credit Agreement are willing to do so in conjunction with certain new Lenders on the terms and conditions set forth herein (with any Lenders under the Existing Credit Agreement not continuing hereunder receiving full payment of their respective obligations out of the proceeds of the initial Loans hereunder).

C. The obligations of Borrower and its Subsidiaries under the Tropicana Loan Agreement and the Aztar Term Loan Agreement shall be concurrently repaid in full and terminated (other than indemnifications and other similar provisions which, by their express terms, survive the termination of the Tropicana Loan Agreement and the Aztar Term Loan Agreement).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“7 – 7/8% Senior Subordinated Notes due 2014” means the Borrower’s $300,000,000 in 7 – 7/8% Senior Subordinated Notes due 2014 issued pursuant to the Indenture dated as of June 2, 2004, as amended, between the Borrower and U.S. Bank National Association, as Trustee.

“9% Senior Subordinated Notes due 2011” means the Borrower’s $175,000,000 remaining principal amount 9% Senior Subordinated Notes due 2011 issued pursuant to the Indenture dated as of July 27, 2001, as amended, between the Borrower and U.S. Bank Trust National Association, as Trustee.

“Adjusted EBITDA” means, with respect to any fiscal period, without duplication, the sum of (a) Net Income for that period, plus (b) any extraordinary loss reflected in such Net Income, minus (c) any extraordinary gain reflected in such Net Income, plus (d) Interest Charges for that period, plus (e) loss incurred during that period in respect of the early retirement of Indebtedness which is not otherwise reflected in extraordinary loss, plus (f) the aggregate amount of federal and state taxes on or measured by income for that period (whether or not payable during that period), plus (g) depreciation, amortization and all other non-cash expenses for that period, plus (h) dividends or other income received in cash in that period by Borrower or the Restricted Subsidiaries from any Unrestricted Subsidiaries, in each case as determined in accordance with GAAP and, in the case of items (d), (e), (f), (g) and (h), only to the extent reflected in the determination of Net Income for that period, provided that in respect of any such fiscal period which includes the Completion Date for any Project, the results of operation for that Project for each full fiscal quarter following such Completion Date shall be annualized on a straight-line basis.

“Adjusted TTM Free Cash Flow” means, as of each date of determination, (a) Adjusted EBITDA for the twelve month period ending on that date (after excluding any portion of Adjusted EBITDA associated with operations of the Borrower and its Restricted Subsidiaries which have been, or at the time of determination are to be within the next two Fiscal Quarters, discontinued in connection with any relevant Project) minus (b) Normalized Fixed Charges, minus (c) income taxes paid in cash by Borrower and its Restricted Subsidiaries, in each case for the same period, provided that for any such period which includes at least one, but less than four Atlantic City Expansion Quarters, the components of (a) and (c) shall be adjusted, on a straight-line basis, to give effect to any change during such Atlantic City Expansion Quarters in the components of Adjusted EBITDA (when compared to the same Fiscal Quarters in the immediately preceding Fiscal Year) which are attributable to the Atlantic City Expansion.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitments” means the commitments of the Revolving Lenders to make Revolving Loans and to participate in Swing Line Loans and the issuance of Letters of Credit, in an initial aggregate amount not to exceed $550,000,000. The Aggregate Revolving Commitments are subject to being decreased pursuant to Section 2.07 and converted to the Converted Term Loans pursuant to Section 2.09.

“Aggregate Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.

“Aggregate Term A Commitments” means the commitments of the Term Lenders to make Term A Loans on the Closing Date in an aggregate principal amount not to exceed $125,000,000.

“Agreement” means this Amended and Restated Credit Agreement.

“Alternative Project” means a Project other than the Las Vegas North Project involving Capital Expenditures in excess of $400,000,000 which is approved by the Required Lenders by means of an amendment to this Agreement concurrently with or following the satisfaction of the following conditions precedent:

(a) The Borrower shall have delivered a notice to the Administrative Agent that it has terminated its efforts in respect of the Las Vegas North Project and agreeing that no additional Growth Capital Expenditures will be made in respect of the Las Vegas North Project (or detailing any remaining Growth Capital Expenditures which the Borrower and its Restricted Subsidiaries will continue to make in connection with the Las Vegas North Project);

(b) The Borrower shall have delivered to the Administrative Agent and the Lenders revised projected consolidated and consolidating results of operations and balance sheets giving effect to the proposed Alternative Project;

(c) The Borrower shall have delivered to the Administrative Agent and the Lenders the proposed Pre-Commencement Budget, Timetable and Building Plans for the proposed Alternative Project and a list of material amenities for the Alternative Project which is in a format and detail similar to Schedule 1.01;

(d) The Construction Consultant shall have delivered a report to the Administrative Agent pursuant to which it shall have concurred that such plans are reasonable and feasible; and

(e) The Borrower, the Administrative Agent and the Required Lenders shall have entered into an Amendment hereto and to any related Collateral Documents, among other things, providing for the Required Lender’s first priority security interest in such Alternative Project and to reset the levels of the financial covenants set forth in Article VII to reflect the Borrower’s projected results of operations giving effect to the Alternative Project.

It is acknowledged and agreed that no Lender shall have any obligation to approve any Alternative Project proposed by the Borrower, or to agree to any particular form of amendment to the Loan Documents in relation thereto (each Lender being free to approve or reject any such amendment in its sole discretion).

“Applicable Rate” means (a) during the Initial Pricing Period, the rates per annum set forth opposite Pricing Level III, below (expressed in basis points), and (b) during each subsequent Pricing Period, the rates per annum set forth opposite the Total Leverage Ratio in effect as of the Fiscal Quarter ending approximately two months prior to the first day of that Pricing Period (again, expressed in basis points), provided that if the Borrower fails to deliver a Compliance Certificate in respect of any Fiscal Quarter prior to the first day of the related Pricing Period, then Pricing Level VII shall apply as of the first Business Day of such Pricing Period until the date upon which the required Compliance Certificate is delivered.

Applicable Rate

			Eurodollar Rate +
Pricing Level	Total Leverage Ratio	Unused Fee	Letter of Credit Fee	Base Rate +
I	Less than or equal to 3.00:1.00	25.00	125.00	25.00
II	Greater than 3.00:1.00 but less than or equal to 3.50:1.00	37.50	150.00	50.00
III	Greater than 3.50:1.00 but less than or equal to 4.00:1.00	37.50	175.00	75.00
IV	Greater than 4.00:1.00 but less than or equal to 4.50:1.00	43.75	200.00	100.00
V	Greater than 4.50:1.00 but less than or equal to 5.00:1.00	43.75	225.00	125.00
VI	Greater than 5.00:1.00 but less than or equal to 5.50:1.00	50.00	250.00	150.00
VII	Greater than 5.50:1.00	62.50	275.00	175.00

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Banc of America Securities LLC and Deutsche Bank Trust Company Americas, in each case in their capacities as joint lead arrangers and joint book managers for the credit facilities described in this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other substantially similar form approved by the Administrative Agent.

“Atlantic City Expansion” means the construction, in progress as of the Closing Date, of an additional hotel tower, parking garage, and related dining, retail and entertainment facilities at the Tropicana Atlantic City, having an approximate capital budget of $245,000,000.

“Atlantic City Expansion Quarters” means each Fiscal Quarter which both begins and ends following the date upon which Atlantic City Expansion is first substantially completed and open for business to hotel and gaming patrons.

“Atlantic City – Maine Avenue Property” means certain real property owned by Borrower’s Subsidiary, Adamar of New Jersey, Inc., and located on Maine Avenue, Atlantic City, New Jersey, consisting of approximately two acres of undeveloped real property which is not a part of the Tropicana Atlantic City.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear as indebtedness on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear as indebtedness on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended January 1, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Revolving Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Aztar Term Loan Agreement” means the Term Loan Agreement dated as of May 28, 1998, among the Borrower, Bank of America, N.A. (under its former name, Bank of America National Trust and Savings Association, as Administrative Agent), and a syndicate of lenders, as amended as of the Closing Date.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning set forth for that term in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Article II.

“Budget” means, in respect of any Project, the line-item Budget for that Project in effect from time to time.

“Building Plans” means, in respect of any Project, the detailed construction plans for that Project in effect from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditure” means any expenditure by Borrower or the Restricted Subsidiaries for or related to fixed assets or purchased intangibles that is treated as a capital expenditure under GAAP, including any amount which is required to be treated as an asset subject to a Capital Lease Obligation; provided, however, that Capital Expenditures to replace or restore Property theretofore owned by Borrower or any Restricted Subsidiary that is damaged, destroyed, or taken by a Governmental Authority under eminent domain shall not be deemed to be Capital Expenditures to the extent funded by the proceeds of insurance or eminent domain awards received by Borrower or the Restricted Subsidiary.

“Capital Lease Obligations” means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Cash Collateralize” has the meaning specified in Section 2.04(g).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more of the outstanding Common Stock, or (b) any event or circumstance constituting a “change in control” or other similar occurrence under documentation evidencing or governing any Indebtedness of Borrower of $25,000,000 or more which results in an obligation of Borrower to prepay, purchase, offer to purchase, redeem or defease all or a portion of such Indebtedness. For purposes of the foregoing, the term “Unrelated Person” means any Person other than (i) a Subsidiary of Borrower or (ii) an employee stock ownership plan or other employee benefit plan covering the employees of Borrower and its Subsidiaries.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the collateral which is subject to the Liens granted by the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Trademark Collateral Assignment, the Pledge Agreement (Nevada Gaming), the Pledge Agreement (General), the Deeds of Trust, the Ship Mortgages, and any other security agreement, pledge agreement, deed of trust, mortgage or other collateral security agreement hereafter executed and delivered by Borrower or its Restricted Subsidiaries to secure the Obligations.

“Commencement” means, in respect of any Alternative Project, the date upon which the Borrower or its relevant Restricted Subsidiaries have commenced any substantial construction efforts in respect of such Alternative Project.

“Commencement of Redevelopment” means the date, not later than March 31, 2006, that each of the following has occurred:

(a) the Borrower or its relevant Restricted Subsidiaries (i) shall have entered into a guaranteed maximum price construction contract for the construction of the Las Vegas North Project with a general contractor for the Las Vegas North Project who is reasonably acceptable to the Administrative Agent, which contract shall be reasonably acceptable to the Administrative Agent (including the scope of work associated therewith), and (ii) shall have committed to construct such Las Vegas North Project by the delivery of a writing to the Administrative Agent;

(b) the construction of the Las Vegas North Project shall have commenced (either by way of construction of the project or the commencement of substantial demolition activities in respect of the existing site improvements) or, if such construction has been delayed by circumstances which the Administrative Agent reasonably determines are outside of the control of the Borrower, the Borrower shall have delivered a writing to the Administrative Agent and the Lenders committing to commence construction not later than June 30, 2006; and

(c) the Borrower shall have delivered to the Administrative Agent copies of the Pre-Commencement Budget, Timetable and Building Plans for the Las Vegas North Project which conform to the list of material amenities described on Schedule 1.01, and the Construction Consultant shall have concurred that such plans are reasonable and feasible.

“Commitments” means, collectively, the Revolving Commitments (including the commitment to make the Converted Term Loan) and the Term A Commitments.

“Committed Capital Expenditure Amount” means, as of each date of determination, the sum of (a) the then remaining unexpended Budget for the Las Vegas North Project (or, if the same has then been approved, any Alternative Project), plus, without duplication, (b) all of the then remaining unexpended Capital Expenditures budget for each other Committed Project (in each case excluding capitalized interest), including any portion of such Capital Expenditures budget for which the Borrower and its Restricted Subsidiaries are not yet contractually committed, but which is reasonably necessary for the completion of the overall project’s intended scope.

“Committed Project” means each capital project hereafter commenced by Borrower or any of its Restricted Subsidiaries involving Growth Capital Expenditures for which Borrower has become contractually committed (in each case excluding capitalized interest).

“Completion Date” means, in respect of the Las Vegas North Project or any Alternative Project, the date upon which each of the following has occurred:

(a) the Construction Consultant shall have delivered a certificate to the Administrative Agent to the effect that the Project shall have been substantially completed in accordance with the Building Plans, and, without limitation on the foregoing, (i) at least 95% of the hotel rooms provided for in the Building Plans shall be ready for occupancy, (ii) at least 95% of contemplated gaming units (including table games and slot machines) shall be ready for gaming operations;

(b) the Construction Consultant shall have delivered a certificate to the Administrative Agent to the effect that the Project, and all of the material amenities associated with the Project have been completed in material conformity with the Building Plans;

(c) the Administrative Agent shall have received appropriate endorsements to its ALTA policy of title insurance at the sole expense of Borrower insuring against any mechanics liens, materialmen’s liens and other similar claims (in each case, other than Permitted Encumbrances) in respect of the construction of the Project, and insuring that the completed Project does not encroach upon any adjacent property; and

(d) the Project and all substantial amenities contemplated by the related Building Plans shall be legally open for business for customers.

“Completion Guaranty” means a Contingent Obligation given by Borrower or a Restricted Subsidiary to a holder of Indebtedness of, or an obligee of, an Unrestricted Subsidiary which obligates Borrower or the Restricted Subsidiary (a) to cause the completion of construction of a capital project proposed by that Unrestricted Subsidiary, (b) to provide funding for all or a portion of any construction cost overruns with respect to that capital project, and/or (c) to cause the Unrestricted Subsidiary to perform any of its Contractual Obligations (other than in respect of the repayment of any Indebtedness or other monetary obligation) to an obligee of the Unrestricted Subsidiary.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Construction Consultant” means Professional Associates Construction Services, Inc. or any successor construction consultant designated by the Administrative Agent and reasonably acceptable to the Borrower.

“Construction Fiscal Quarter” means each Fiscal Quarter ending following the earlier of (a) the Commencement of Redevelopment in respect of the Las Vegas North Project, or (b) the Commencement of an Alternative Project.

“Construction Progress Report” means a report prepared by the Construction Consultant in a form which is reasonably acceptable to the Administrative Agent describing the progress of construction of a Project, which report shall include an analysis and comparison of the progress of construction to the Pre-Construction Building Plans, Timetable and Budget for that Project.

“Contingent Obligation” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the obligor thereunder in good faith. The term “Contingent Obligation” as a verb has a corresponding meaning.

“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Term Loan Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Converted Term Loans made by that Lender, substantially in the form of Exhibit C.

“Converted Term Loans” has the meaning set forth in Section 2.09.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deeds of Trust” means deeds of trust or mortgages encumbering the interests of Borrower and its Restricted Subsidiaries in the hotel, resort and casino properties owned by them in Las Vegas, Nevada, Laughlin, Nevada, Atlantic City, New Jersey, Caruthersville, Missouri, Evansville, Indiana, and all other material subsequently owned or operated properties.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Developed Property” means, as of any date of determination, a casino, hotel, casino/hotel, resort, casino/resort, riverboat casino, dockside casino, golf course, entertainment center or similar facility owned by Borrower or any of the Restricted Subsidiaries and which is at such date substantially complete and open for business.

“Disposition” or “Dispose” means the voluntary sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, other than (a) cash, cash equivalents, inventory or other assets sold, leased or otherwise disposed of in the ordinary course of business of Borrower or a Restricted Subsidiary, (b) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by Borrower or a Restricted Subsidiary, or where Borrower or the Restricted Subsidiary determines in good faith that the failure to replace such equipment will not be detrimental to the business of Borrower or the Restricted Subsidiary and (c) a disposition to Borrower or a Restricted Subsidiary, provided that the demolition of or removal of assets from any existing improvements of the Developed Properties associated with the construction of capital projects which are permitted by this Agreement shall not constitute the “Disposition” of thereof.

“Dollar” and “$” mean lawful money of the United States.

“Early Partial Termination” has the meaning set forth in Section 2.07

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that (i) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries, and (ii) to the extent required under applicable Gaming Laws, each Eligible Assignee must be registered with, approved by, or not disapproved by (whichever may be required under applicable Gaming Laws), all applicable Gaming Boards.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for

deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash” means, as of each date of determination, the sum of the cash and cash equivalents owned by Borrower and its Restricted Subsidiaries as of that date, net of any restricted cash or cash equivalents as of that date (except to the extent that the restriction relates to their dedication to Committed Capital Expenditures) and net of the greater of (i) $30,000,000 and (ii) the amount of cash which is then being utilized by Borrower and its Restricted Subsidiaries for cage cash.

“Excess Contingency Allocations” means, as of the last day of any Fiscal Quarter in respect of which an In-Balance Certificate must be delivered, the amount by which:

(a) the aggregate amount of the general construction contingency line item reflected in the Pre-Commencement Budget for the relevant Project which has then been allocated to other line items contained in the Budget (whether the allocated contingency amounts have theretofore been expended or will be expended in the future, it being understood that there shall be no obligation to make any such allocation to the extent of any then realized savings under other line-items); exceeds

(b) the aggregate amount of the general construction contingency line item reflected in the Pre-Commencement Budget for that Project divided by the number of Fiscal Quarters which will occur during construction of that Project (as contemplated by the Pre-Commencement Timetable, eliminating any partial Fiscal Quarter at the beginning of the construction period but including any partial Fiscal Quarter at the end of the construction period), and multiplied by the number of such Fiscal Quarters elapsed since the beginning of such construction period.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder:

(a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which any relevant lending office is located;

(b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located;

(c) in the case of any such Person other than an assignee pursuant to a request by the Borrower under Section 10.13, any withholding tax that is in effect and would apply to amounts payable to such Person at the time such Person becomes a party hereto (or designates a new Lending Office) or is attributable to such Person’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a); and

(d) any taxes that would not have been imposed but for the failure (other than as a result of a Change in Law) of that Person to comply with the certification requirements described in Section 3.01(e).

“Existing Credit Agreement” means that certain Amended and Restated Reducing Revolving Loan Agreement dated as of May 23, 1998, among the Borrower, Bank of America, N.A. (under its former name, Bank of America National Trust and Savings Association, as Administrative Agent), and a syndicate of lenders, as amended as of the Closing Date.

“Existing Letters of Credit” means those letters of credit issued under the Existing Credit Agreement which remain outstanding as of the Closing Date. The Administrative Agent shall inform each of the Lenders of the aggregate effective amount of the Existing Letters of Credit prior to the Closing Date.

“Existing Subordinated Obligations” means, collectively, the 9% Senior Subordinated Notes due 2011 and the 7 – 7/8% Senior Subordinated Notes due 2014.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated as of the Closing Date, among the Borrower, the Administrative Agent and Banc of America Securities LLC.

“Fiscal Quarter” means the fiscal quarter of Borrower consisting of a 13 week or 14 week fiscal period ending on or about each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of Borrower consisting of a 52 week or 53 week fiscal period ending on the Thursday nearest December 31.

“Fixed Charge Coverage Ratio” means, as of each date of determination, the ratio of:

(a) Adjusted EBITDA for the twelve month period ending on that date less Maintenance Capital Expenditures made during that period less the amount of cash taxes paid by Borrower and its Restricted Subsidiaries in respect of their income during that period less the aggregate amount of cash dividends paid by Borrower to its shareholders and stock repurchases and redemptions made by Borrower during that period, in each case pursuant to Section 7.06(d)(i); to

(b) Fixed Charges for the same period.

“Fixed Charges” means, for any period, Interest Charges during that period plus the scheduled amortization of Indebtedness of Borrower and its Restricted Subsidiaries for that period.

“Force Majeure Event” means the occurrence of any strikes, lockouts or other labor trouble; the occurrence of fire, flood, earthquake, tornado, sandstorm or other casualty; governmental preemption; breakdown, accident or other acts of God; acts of war, insurrection, civil strife and commotion; any enactment, promulgation or amendments of any statute, rule, order or regulation of any legislature or governmental agency or any department or subdivision thereof; any litigation not commenced by Borrower or any of its Subsidiaries; or any other event that occurs after the date of this Agreement that is outside the control of Borrower or its Subsidiaries (excluding any event or circumstance which with reasonable diligence or investigation is foreseeable as of the date of this Agreement); in each such case which shall make it physically impossible, unlawful or commercially impracticable to continue construction of or complete a Project; provided, however, that the following shall not constitute Force Majeure Events: any increase in the applicable Budget to an amount in excess of that permitted hereunder as a result of (i) any condition, defect, or physical circumstance of the land, buildings or improvements which either now exists or which results from the demolition, development or construction of any existing improvements which should have been known or discovered with the exercise of reasonable diligence or investigation, including errors, omissions or defects in construction, plans or development, (ii) the amendment of the Building Plans in a manner which is prohibited hereby or omissions or defects in the Building Plans, (iii) increase in the cost of labor, materials and equipment as the result of ordinary cyclical or seasonal forces, or general inflation, (iv) any failure of any contractor or subcontractor, vendor or other supplier (that itself is not caused by a Force Majeure Event) to perform at the times, at the price or in the manner contracted for or to adhere to the applicable Building Plans, or (v) any defects, errors or omissions in any construction contract, subcontract, supply contract, or the applicable Budget.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including both standby and commercial letters of credit, but only to the extent that such letters of credit are not cash collateralized), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) all Contingent Obligations with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Restricted Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Restricted Subsidiary.

“GAAP” means GAAP in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Board” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, (c) the New Jersey Casino Control Commission, (d) the New Jersey Division of Gaming Enforcement, (e) the Indiana Gaming Commission, (f) the Missouri Gaming Commission and (g) any other Governmental Authority that holds regulatory, licensing or permit authority over gambling, gaming or casino activities (or activities related thereto) conducted by Borrower and the Restricted Subsidiaries within its jurisdiction.

“Gaming Laws” means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Borrower and the Restricted Subsidiaries within its jurisdiction.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(h).

“Growth Capital Expenditure” means any Capital Expenditure which is not a Maintenance Capital Expenditure, and includes all Capital Expenditures associated with the design, development and construction of the Las Vegas North Project and any Alternative Project.

“Guaranties” means, collectively, each Guaranty of the Obligations executed by a Restricted Subsidiary in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit D.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“In-Balance Certificate” means a properly completed Certificate, executed by a Responsible Officer of Borrower substantially in the form of Exhibit E, and delivered to the Administrative Agent pursuant to Section 6.02(j).

“In-Balance Test” means, as of each relevant date, that:

(a) the sum of (i) the then undrawn portion of the Aggregate Revolving Commitments, plus (ii) Excess Cash as of that date, plus (iii) Projected Free Cash Flow as of that date, plus (iv) Net Available Financing as of that date; exceeds

(b) the sum of (i) the Committed Capital Expenditure Amount as of that date, plus (ii) Projected Maintenance Capital Expenditures as of that date, plus (iii) the amount of any Excess Contingency Allocations as of that date, plus (iv) $10,000,000.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business in accordance with ordinary trade terms);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Contingent Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Initial Pricing Period” means the period beginning on the Closing Date and ending on August 31, 2004.

“Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Restricted Subsidiaries in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), each Quarterly Payment Date and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in cash or cash equivalents or has been converted into cash or cash equivalents), without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Las Vegas North Parcel” means a parcel of approximately 17 contiguous acres comprising the northerly one half of the approximately 34 acre site now occupied by the Tropicana Las Vegas which:

(a) in the event that the Las Vegas South Parcel has been conveyed to any Person other than Borrower or its Restricted Subsidiaries, shall have been legally subdivided into one or more legal lots pursuant to applicable Nevada state and Clark County, Nevada Laws; and

(b) shall be in a configuration otherwise reasonably acceptable to the Administrative Agent.

“Las Vegas North Project” means the demolition of that portion of the Tropicana Las Vegas located on the Las Vegas North Parcel and the design, development and construction of an up to $800,000,000 hotel and casino resort on the Las Vegas North Parcel.

“Las Vegas South Parcel” means that portion of the approximately 34 acre site now occupied by the Tropicana Las Vegas which is not the Las Vegas North Parcel, after the legal subdivision of such approximately 34 acre site.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, that Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lender Disqualification” means, with respect to any Lender:

(a) the failure of that Lender timely to file pursuant to applicable Gaming Laws (i) any application requested of the Lender by any Gaming Board in connection with licensing required of that Lender as a lender to Borrower or (ii) any required application or other papers in connection with determination of the suitability of the Lender as a lender to Borrower;

(b) the withdrawal by that Lender (except where requested or permitted, without prejudice, by the applicable Gaming Board) of any such application or other required papers; or

(c) any final determination by a Gaming Board pursuant to applicable Gaming Laws (i) that the Lender is “not qualified” or “unsuitable” as a lender to Borrower, (ii) that the Lender shall be “disqualified” as a lender to Borrower or (iii) denying a finding of suitability as a lender to Borrower or denying the issuance to the Lender of any license required under applicable Gaming Laws to be held by all lenders to Borrower.

“Lending Office” means, as to any Lender, the office or offices of that Lender described as such in that Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent in writing.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.04(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $50,000,000, and (b) the Aggregate Revolving Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Board covering any casino or gaming facility of Borrower or any Restricted Subsidiary.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), provided that restrictions imposed by the provisions of applicable Gaming Laws upon the ability of Borrower and its Subsidiaries to mortgage, pledge, hypothecate, assign, deposit, encumber, or otherwise deal with the Equity Securities of Persons which are gaming licensees (or the parents of such licensees) shall not be construed to be “Liens” or prohibited by the Loan Documents.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Secured Swap Contract, the Fee Letter, each Guaranty, and each Collateral Document.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit F.

“Loan Parties” means, collectively, the Borrower and each of the Restricted Subsidiaries which now or hereafter issues a Guaranty.

“Maintenance Capital Expenditure” means any Capital Expenditure for the maintenance, repair, restoration or refurbishment of any Developed Property of Borrower or any of the Restricted Subsidiaries, but excluding any Capital Expenditure which materially adds to or further improves such Developed Property.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform the Obligations; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means July 22, 2009.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means a Contractual Obligation that contains a covenant binding on Borrower or any of the Restricted Subsidiaries that prohibits Liens on any of its or their Property, other than (a) any such covenant contained in a Contractual Obligation granting a Lien permitted under Section 7.01 which affects only the Property that is the subject of such permitted Lien and (b) any such covenant that does not apply to Liens securing the Obligations.

“Net Available Financing” means, as of each date of determination, the amount (but not less than $0), which is equal to:

(a) $150,000,000; minus

(b) that portion of the net cash proceeds of any Indebtedness which is issued by Borrower and its Restricted Subsidiaries following the Closing Date pursuant to Section 7.03(b) or pursuant to clause (i) of Section 7.03(f) which Indebtedness is not used to refinance then outstanding Indebtedness of Borrower and its Restricted Subsidiaries (other than outstanding Revolving Loans);

provided that the amount of “Net Available Financing” shall reduce to an amount which is not greater than $50,000,000 as of the date which is six months prior to the Projected Completion Date for any Project then under construction.

“Net Income” means, with respect to any fiscal period, the consolidated net income of Borrower and the Restricted Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“New Subordinated Obligations” means Indebtedness of Borrower (and any Contingent Obligation with respect thereto given by one or more of the Restricted Subsidiaries) that (a) is unsecured, (b) has no principal due or sinking fund requirement applicable prior to July 31, 2010 and (c) is issued pursuant to an indenture or other agreement that contains subordination provisions applicable to such Indebtedness and any such Contingent Obligation, interest blockage provisions, events of default, representations and covenants that (i) are substantially the same as those in the Existing Subordinated Obligations (as determined by the Administrative Agent), (ii) are, taken as a whole, at least as favorable to holders of senior indebtedness and less restrictive on Borrower and the Restricted Subsidiaries (as determined by the Administrative Agent) as the terms governing the Existing Subordinated Obligations, or (iii) have been approved, in their sole discretion, in writing by the Requisite Lenders.

“New Subsidiary” means any Subsidiary of the Borrower involved in any business other than the operation of the five hotel, casino, resort, gaming and riverboat properties operated by Borrower and its Subsidiaries as of the Closing Date, and businesses which are reasonably related thereto or in support thereof (but not the operation of any additional hotel, casino, resort, gaming, riverboat or other similar properties not owned by the Borrower and its Subsidiaries as of the Closing Date).

“Normalized Fixed Charges” means, for any period, Fixed Charges for that period, provided that to the extent that such period includes the Closing Date, (a) any amortization of Indebtedness associated with Indebtedness which has been retired as of the Closing Date, including without limitation Indebtedness under the Tropicana Loan Agreement and the Aztar Term Loan Agreement, will be disregarded, and (b) the amortization, if any, of Indebtedness of Borrower and its Subsidiaries which is used to refinance the retired Indebtedness referred to in clause (a) shall be annualized for the entire period on a straight-line basis.

“Notes” means, collectively, the Revolving Notes, the Term A Notes and the Converted Term Loan Notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document (including without limitation any Secured Swap Contract) or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overall Commitments” means, collectively, the Aggregate Revolving Commitments, the Aggregate Term A Commitments and any Converted Term Loans.

“Overall Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Overall Commitments, or, as the context requires, the percentage of the Aggregate Revolving Commitments or Aggregate Term A Commitments represented by that Lender’s Commitment of the same Type at such time. In respect of the Revolving Commitments, if the Revolving Commitments have been terminated pursuant to Section 8.02, then the Percentage of each Lender shall be determined based on the Percentage of that Lender most recently in effect, giving effect to any subsequent assignments. The initial Percentages of each Lender are set forth opposite the name of that Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which that Lender becomes a party hereto, as applicable.

“Permitted Encumbrances” means:

(a) inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside to the extent required by GAAP (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(b) Liens for taxes and assessments on Property which are not yet delinquent; or Liens for taxes and assessments on Property for which adequate reserves have been set aside to the extent required by GAAP and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(c) minor defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or could reasonably be expected to be held;

(d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, facilities, or equipment which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or could reasonably be expected to be held;

(e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or could reasonably be expected to be held;

(f) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use of any Property;

(g) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(i) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto to the extent required by GAAP and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

(j) covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or could reasonably be expected to be held;

(k) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(l) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Borrower or a Restricted Subsidiary of Borrower is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

(n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(o) Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(p) Liens consisting of deposits of Property to secure statutory obligations of Borrower or a Restricted Subsidiary of Borrower;

(q) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower or a Restricted Subsidiary of Borrower is a party;

(r) Liens created by or resulting from any litigation or legal proceeding involving Borrower or a Restricted Subsidiary of Borrower in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided that such Lien is junior to the Lien of the Collateral Documents, adequate reserves have been set aside to the extent required by GAAP and no material Property is subject to a material risk of loss or forfeiture;

(s) Liens for judgments or orders not giving rise to an Event of Default;

(t) other non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of Borrower and the Restricted Subsidiaries of Borrower, taken as a whole; and

(u) precautionary Uniform Commercial Code financing statements not evidencing the grant of a Lien.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement (Nevada Gaming)” means an amended and restated pledge agreement executed and delivered by Borrower with respect to its interests in Restricted Subsidiaries which are Nevada gaming licensees, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Pledge Agreement (General)” means an amended and restated pledge agreement executed and delivered by Borrower and its Restricted Subsidiaries with respect to Equity Interests in Restricted Subsidiaries which are not Nevada gaming licensees and the Borrower’s and its Restricted Subsidiaries’ interests in the Equity Interests of Pure Holding Companies, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Pre-Commencement” means, where used to modify the terms “Budget,” “Building Plans” or “Timetable,” the latest versions of such materials provided to the Administrative Agent for approval prior to the Commencement of Redevelopment or Commencement of the Alternative Project.

“Pricing Certificate” means a certificate in the form of Exhibit G, properly completed and signed by a Responsible Officer of Borrower.

“Pricing Period” means, collectively, the Initial Pricing Period and each subsequent period of three months beginning on the first day of each March, June, September and December during the term of this Agreement.

“Pro Forma Total Leverage Ratio” means, as of the date of the making of any Investment in any Unrestricted Subsidiary, the ratio of (a) Funded Indebtedness as of the date of such Investment (and giving effect to any Indebtedness incurred as of such date), to (b) Adjusted EBITDA for the period of the four Fiscal Quarters most recently ended.

“Project” means, as the context requires, either the Las Vegas North Project or any Alternative Project approved by the Required Lenders.

“Projected Completion Date” means, in respect of any Project and as of any date of determination, the then projected date of the substantial completion and opening of that Project set forth in the most recent Timetable for that Project delivered to the Administrative Agent and the Lenders.

“Projected Free Cash Flow” means, as of the last day of each Fiscal Quarter, the product of (a) Adjusted TTM Free Cash Flow determined as of that date, times (b) a fraction, the numerator of which is the number of Fiscal Quarters occurring between such date and the last day of the Fiscal Quarter in which the Projected Completion Date for any then pending Project will occur and the denominator of which is four, adjusted to reflect an annualized growth rate of 7.5% per annum.

“Projected Maintenance Capital Expenditures” means, as of the last day of each Fiscal Quarter, the product of (a) $7,500,000, times (b) a fraction, the numerator of which is the number of Fiscal Quarters occurring between such date and the last day of the Fiscal Quarter in which the Projected Completion Date for any then pending Project will occur and the denominator of which is four.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Lender” has the meaning set forth for that term in Section 6.02.

“Pure Holding Company” means an Unrestricted Subsidiary which owns no other substantial assets, and conducts no other substantial business, except for its passive ownership of one or more other Unrestricted Subsidiaries.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Overall Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Overall Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by that Lender for purposes of this definition); provided that the Commitment of, and the portion of the Overall Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the

Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiaries” means, as of each date of determination, each Subsidiary of the Borrower which is not an Unrestricted Subsidiary as of that date.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite that Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which that Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Lenders” means those of the Lenders having Revolving Commitments.

“Revolving Loans” means each Loan made under the Revolving Commitment.

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by that Lender, substantially in the form of Exhibit H.

“Revolving Percentage” means with respect to any Lender at any time, the Percentage of the Aggregate Revolving Commitments represented by that Lender’s Revolving Commitment at such time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Swap Contract” means each Swap Contract to which the Borrower is now or hereafter a party with any Lender or its Affiliates.

“Security Agreement” means the security agreement executed and delivered by Borrower and each of its Restricted Subsidiaries, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) the principal amount of the Funded Indebtedness as of such date, minus the principal amount of the Subordinated Obligations as of that Date, to (b) Adjusted EBITDA for the period of the four Fiscal Quarters most recently ended.

“Ship Mortgages” means preferred ship mortgages in respect of the vessels associated with the gaming operations of Borrower and its Subsidiaries in Caruthersville, Missouri and Evansville, Indiana, and any other subsequently acquired vessels, in each case either as originally executed or as from time to time supplemented, modified, amended, extended or supplanted.

“SPC” has the meaning specified in Section 10.06(h).

“Subordinated Obligations” means, collectively, (a) the Existing Subordinated Obligations and (b) any New Subordinated Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.05.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit I.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease Obligation” means all monetary obligations of a Person under any agreement for the use or possession of property creating obligations which are considered indebtedness for borrowed money for United States income tax purposes, but are classified as an operating lease under GAAP (including all monetary obligations under any so-called synthetic, off-balance sheet or tax retention lease).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Commitments” means, as to each Lender, the commitment of that Lender to make Term A Loans to the Borrower pursuant to Section 2.02.

“Term A Lenders” means those of the Lenders having Term A Commitments.

“Term A Loans” means each Loan made under the Term A Commitment.

“Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing Term A Loans made by that Lender, substantially in the form of Exhibit J.

“Timetable” means, in respect of any Project, the Timetable for that Project delivered to the Administrative Agent and the Lenders, as at any time supplemented or amended in accordance with the terms of this Agreement.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Officer of that Person).

“Total Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Funded Indebtedness as of such date, to (b) Adjusted EBITDA for the period of the four Fiscal Quarters most recently ended.

“Trademark Collateral Assignment” means the Amended and Restated Trademark Collateral Assignment executed and delivered by Borrower and its Restricted Subsidiaries on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Tropicana Atlantic City” means the Tropicana Hotel and Casino located at Brighton and the Boardwalk in Atlantic City, New Jersey, together with the other improvements associated therewith.

“Tropicana Las Vegas” means the Tropicana Hotel and Casino located on the southeast corner of Tropicana Avenue and Las Vegas Boulevard South, in Las Vegas, Nevada, together with the other improvements located on its approximately 34 acre site.

“Tropicana Loan Agreement” means the Second Amended and Restated Loan Agreement dated as of October 4, 1994, among Tropicana Enterprises, Hotel Ramada of Nevada, Bank of America National Trust and Savings Association, as agent, and the lenders party thereto, as amended.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” means the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).

“Unrestricted Subsidiaries” means any Subsidiary of the Borrower formed or acquired following the Closing Date which is designated as such in a writing delivered to the Administrative Agent:

(a) which is so designated at a time when no Default or Event of Default has occurred and remains continuing;

(b) which owns no interest in any of the hotel, resort or casino properties owned by Borrower and its Subsidiaries as of the Closing Date (other than the Las Vegas South Parcel to the extent that the conditions specified in Section 7.05(e) to the Disposition thereof have been satisfied); and

(c) which is either a Pure Holding Company or (to the extent of any Equity Interests which are owned directly or indirectly by the Borrower) is owned by a Pure Holding Company.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to California local time (daylight or standard, as applicable).

1.06. Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of that Revolving Lender’s Revolving Commitment; provided, that after giving effect to any Borrowing, (i) the Aggregate Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus that Revolving Lender’s Revolving Percentage of the Outstanding Amount of all L/C Obligations, plus that Revolving Lender’s Revolving Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed that Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02. Term A Loans. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a Term A Loan to the Borrower on the Closing Date in the amount of its Term A Commitment. Term A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. No Term A Loan which is at any time prepaid or repaid may be reborrowed, but each Term A Loan may be converted, in whole or in part, to a Term A Loan of another Type, or continued from time to time, in the manner contemplated by Section 2.03.

2.03. Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans (whether such Borrowing consists of Revolving Loans, Term A Loans or Converted Term Loans) shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.04(c) and 2.05(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Notwithstanding the preceding two sentences, as of any date, not more than two Borrowings under the Aggregate Term A Commitments and not more than two Borrowings under the Converted Term Loans may be in any principal amount which is required to permit the Borrower to fund the entire principal amount of the outstanding Borrowings under that Commitment or to otherwise accommodate any amortization requirements hereunder without the requirement of breakage costs. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Loan Notice relates to the Revolving Commitments, the Term A Commitments or the Converted Term Loans, (ii) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each relevant Lender of the amount of its Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender having a Percentage of the relevant Commitments shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.04. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Overall Outstandings shall not exceed the Overall Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus that Revolving Lender’s Revolving Percentage of the Outstanding Amount of all L/C Obligations, plus that Revolving Lender’s Revolving Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed that Revolving Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto without further action of the parties hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial face amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; or

(E) a default of any Revolving Lender’s obligations to fund under Section 2.04(c) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or that Revolving Lender to eliminate the L/C Issuer’s risk with respect to that Revolving Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of that Revolving Lender’s Revolving Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of that Revolving Lender’s Revolving Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Overall Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to the product of such Revolving Lender’s Revolving Percentage times the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from that Revolving Lender in satisfaction of its participation obligation under this Section 2.04.

(iv) Until each Revolving Lender funds its Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of that Revolving Lender’s Revolving Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which that Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by that Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), the L/C Issuer shall be entitled to recover from that Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender that Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to that Revolving Lender its Revolving Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which that Revolving Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by that Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders, the Required Lenders or the Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all

L/C Obligations. Sections 2.06 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.04, Section 2.06 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

2.05. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount outstanding not to exceed at any time the amount of the Swing Line Sublimit; provided, however, that after giving effect to any Swing Line Loan, (i) the Overall Outstandings shall not exceed the Overall Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus that Revolving Lender’s Revolving Percentage of the Outstanding Amount of all L/C Obligations, plus that Revolving Lender’s Revolving Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed that Revolving Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of that Revolving Lender’s Revolving Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the

Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to the product of that Revolving Lender’s Revolving Percentage times the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Revolving Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.05(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by that Revolving Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from that Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which that Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to that Revolving Lender its Revolving Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which that Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.05 to refinance that Revolving Lender’s Revolving Percentage of any Swing Line Loan, interest in respect of such Revolving Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.06. Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of that Lender’s Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Percentages.

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Outstanding Amount under the Revolving Commitments at any time exceed the Revolving Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(c) unless after the prepayment in full of the Revolving Loans the Outstanding Amount under the Revolving Commitments exceed the Revolving Commitments then in effect.

2.07. Early Partial Termination of Revolving Commitment; Voluntary Termination or Reduction of Commitments.

(a) Early Partial Termination. A $125,000,000 portion of the Aggregate Revolving Commitments shall terminate on March 31, 2006 (the “Early Partial Termination”) unless by such date either (i) the Commencement of Redevelopment has occurred (unless the Administrative Agent approves an extension to June 30, 2006, in which case the termination will occur on June 30, 2006, unless the Commencement of Redevelopment has then occurred), or (ii) the Required Lenders have consented in writing to an Alternative Project. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender ratably according to its Revolving Percentage. In the event that after giving effect to any Early Partial Termination, the Outstanding Amount under the Revolving Commitments would thereby exceed the Aggregate Revolving Commitments, then the Borrower shall immediately repay Revolving Loans or Swing Line Loans in the amount of such excess. All fees accrued until the effective date of the Early Partial Termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(b) Voluntary Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amounts under the Aggregate Revolving Commitments would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Revolving Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.08. Optional Termination upon a Change of Control. Following the occurrence of a Change of Control, the Required Lenders may in their sole and absolute discretion elect, during the thirty day period immediately subsequent to the later of (a) such occurrence or (b) the earlier of (i) receipt of Borrower’s written notice to the Administrative Agent of such occurrence or (ii) if no such notice has been received by the Administrative Agent, the date upon which the Administrative Agent has actual knowledge thereof, to terminate the Commitments, in which case the Commitments shall be terminated effective on the date which is sixty days subsequent to written notice from the Administrative Agent to Borrower thereof.

2.09. Mandatory Conversion of Certain Revolving Loans.

(a) Unless an Early Partial Termination sooner occurs, then on the earlier of (i) the date upon which the Outstanding Amount of the Revolving Loans and Swing Line Loans (but not L/C Obligations) first equals or exceeds $150,000,000 for 45 consecutive days, or (ii) December 31, 2006, a $125,000,000 portion of the outstanding principal balance of the Revolving Loans and Swing Line Loans outstanding under the Revolving Commitments (or, if less, the principal amount of such Obligations outstanding on December 31, 2006), will convert to term loans (the “Converted Term Loans”).

(b) Upon any such conversion, the Aggregate Revolving Commitments shall be reduced in the initial aggregate principal amount of the Converted Term Loans, and each Revolving Lender’s Revolving Commitment shall be reduced by an amount equal to the product of such Revolving Lender’s Revolving Percentage times the initial aggregate principal amount of the Converted Term Loans. Promptly following such conversion, the Borrower shall issue to each Lender having Converted Term Loans a promissory note substantially in the form of Exhibit C to evidence its Converted Term Loans, in each case, in an amount equal to the product of such Revolving Lender’s Revolving Percentage times the initial aggregate principal amount of the Converted Loans.

(c) The Converted Term Loans will be entitled to the ratable benefits of the Guaranties and the Collateral Documents, shall bear interest at the same rate as the Revolving Loans, will amortize as set forth in Section 2.10, and all principal remaining outstanding thereunder shall in any event be due and payable on the Maturity Date.

2.10. Amortization of the Term A Loans; Mandatory Repayment of the Obligations.

(a) On each Quarterly Payment Date and on the Maturity Date, the Borrower shall repay the principal amount of the Term A Loans in the amounts set forth below:

Quarterly Payment Dates	Principal Amount to be Repaid on each Quarterly Payment Date and the Maturity Date
September 30, 2004 through June 30, 2007	$312,500
September 30, 2007 through June 30, 2008	$3,125,000
September 30, 2008 through March 31, 2009	$5,000,000
Maturity Date	$93,750,000 or, if less, the remaining balance

(b) In the event that Revolving Loans are converted to Converted Term Loans as contemplated by Section 2.09, then on each Quarterly Payment Date which thereafter occurs, and on the Maturity Date, the Borrower shall repay a percentage of the original aggregate principal amount of the Converted Term Loans set forth below:

Quarterly Payment Dates ending:	Percentage of original amount of the Converted Term Loans to be repaid on each Quarterly Payment Date and the Maturity Date
September 30, 2004 through June 30, 2007	¼ of 1% of initial principal balance
September 30, 2007 through June 30, 2008	2.5% of initial principal balance
September 30, 2008 through March 31, 2009	4.0% of initial principal balance
Maturity Date	Remaining balance

(c) In any event, the Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of the Loans outstanding on such date.

(d) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made, and (ii) the Maturity Date.

2.11. Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.12. Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.04:

(a) Unused Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Revolving Percentage, an unused fee equal to the Applicable Rate times the actual daily amount by which the Revolving Commitments exceed the sum of (i) the Outstanding Amount of the Revolving Loans (but not the Swing Line Loans) and (ii) the Outstanding Amount of L/C Obligations. The unused fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date. The unused fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Upfront Fees. On the Closing Date, the Borrower shall pay to each Lender through the Administrative Agent certain upfront fees in the amounts specified in the Fee Letter; each Lender having been heretofore advised of the amount of the upfront fees to which it is entitled.

(c) Other Fees. The Borrower shall pay to the Administrative Agent, for the account of the Administrative Agent and the Arrangers, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.13. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.15(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.14. Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by that Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to that Lender (through the Administrative Agent) a Note, which shall evidence that Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by that Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.15. Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to that Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that that Lender will not make available to the Administrative Agent that Lender’s share of such Borrowing, the Administrative Agent may assume that that Lender has made such share available on such date in accordance with Section 2.03 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by that Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and that Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If that Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute that Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to that Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by that Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from that Lender) to that Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(d) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(d).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.16. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in that Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may (with the consent of the Administrative Agent pursuant to Section 10.08) exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if that Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, that Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.

(i) Each Lender that is entitled to a complete exemption from withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not that Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of Section 3.01(e), each Foreign Lender shall deliver to the Borrower and the Administrative Agent (two copies or such other such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) duly completed copies of Internal Revenue Service Form W-8BEN relating to such Foreign Lender and claiming eligibility for benefits of an income tax treaty to which the United States is a party, which benefits entitle it to complete exemption from withholding tax on all payments to be made to such Foreign Lender pursuant to this Agreement;

(B) duly completed copies of Internal Revenue Service Form W-8ECI, relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(D) any other form prescribed by applicable law (or other evidence satisfactory to the Borrower and the Administrative Agent) as a basis for claiming complete exemption from United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine that no withholding or deduction is required to be made.

Thereafter and from time to time, each such Foreign Lender shall (I) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available complete exemption from, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (II) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (III) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of that Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(iii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to that Lender under any of the Loan Documents (for example, in the case of a typical participation by that Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by that is required by the Code and Treasury Regulations promulgated thereunder to be transmitted or that Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which that Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information that Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that that Lender is not acting for its own account with respect to a portion of any such sums payable to that Lender.

(iv) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption that Lender transmits with an IRS Form W-8IMY pursuant to this Section 3.01(e) or (B) if that Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 3.01(e) and such failure results in the payment of additional Taxes; provided that if that Foreign Lender shall have satisfied the requirement of this Section 3.01(e) on the date that Foreign Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 3.01(e) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, that Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that that Lender or other Person for the account of which that Lender receives any sums payable under any of the Loan Documents is not subject to withholding.

(v) Upon the request of the Administrative Agent, each Lender that is not a Foreign Lender shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If that Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to that Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction. Thereafter and from time to time, each such Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from United States withholding taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of that Lender, and as may be reasonably necessary to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender.

(vi) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, that Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

(vii) The provisions of this Section 3.01(e) shall apply to the L/C Issuer, as such, in the same manner as they are applicable Lenders generally.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, that Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, that Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, that Lender or the L/C Issuer in the event the Administrative Agent, that Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes or Other Taxes for which indemnification has been demanded hereunder, the Borrower shall promptly pay the required Taxes or Other Taxes to the extent required by this Agreement, however the relevant Lender, the Administrative Agent or the L/C Issuer, as applicable, shall thereafter cooperate with the Borrower in challenging such Taxes or Other Taxes at the Borrower’s sole expense if so requested by the Borrower in writing.

3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of that Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by that Lender to the Borrower through the Administrative Agent, any obligation of that Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until that Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from that Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of that Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if that Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if that Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan , or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to that Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to that Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by that Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by that Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to that Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to that Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by that Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of that Lender or the L/C Issuer, the Borrower will pay to that Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate that Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

Notwithstanding the foregoing provisions of this clause (a), the Lenders and the L/C Issuer shall not be entitled to claim compensation pursuant to this clause (a) for any taxes for which they are otherwise responsible pursuant to Section 3.01.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting that Lender or the L/C Issuer or any Lending Office of that

Lender or that Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on that Lender’s or the L/C Issuer’s capital or on the capital of that Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of that Lender or the Loans made by, or participations in Letters of Credit held by, that Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which that Lender or the L/C Issuer or that Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration that Lender’s or the L/C Issuer’s policies and the policies of that Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to that Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate that Lender or the L/C Issuer or that Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate that Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay that Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of that Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that that Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of that Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as that Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by that Lender (as determined by that Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from that Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate that Lender for and hold that Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of that Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13; or

(d) including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by that Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then that Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of that Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject that Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to that Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace that Lender in accordance with Section 10.13.

3.07. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Overall Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01. Conditions of Initial Credit Extension. The obligation of the L/C Issuer, the Swing Line Lender and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) Revolving Notes executed by the Borrower in favor of each Revolving Lender requesting a Revolving Note;

(iii) Term A Notes executed by the Borrower in favor of each Term A Lender requesting a Term A Note;

(iv) Guaranties executed by each Restricted Subsidiary of the Borrower;

(v) the Security Agreement executed by Borrower and Restricted Subsidiaries;

(vi) Deeds of Trust executed by each of the Restricted Subsidiaries in respect of their real property securing their respective Guaranties;

(vii) Ship Mortgages executed by Aztar Missouri Riverboat Gaming Company, L.L.C. and Aztar Indiana Gaming Company, LLC in respect of the vessels operated by them in Caruthersville, Missouri and Evansville, Indiana, respectively, securing their respective Guaranties;

(viii) the Pledge Agreement (Nevada Gaming) executed by Borrower in respect of the Equity Interests of Hotel Ramada of Nevada and Ramada Express, Inc.;

(ix) the Pledge Agreement (General) executed by Borrower and each Restricted Subsidiary in respect of the Equity Interests held by them in any other Restricted Subsidiary and in Pure Holding Companies (other than the Equity Interests of Aztar Missouri Riverboat Gaming Company, L.L.C., Aztar Riverboat Holding Company, LLC, Aztar Missouri Gaming Corporation and Aztar Indiana Gaming Corporation);

(x) the Trademark Collateral Assignment executed by Borrower and each of the Restricted Subsidiaries;

(xi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(xii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(xiii) a favorable opinion of Latham & Watkins LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent or the Required Lenders may reasonably request;

(xiv) favorable opinions of Nevada, Missouri, Indiana and New Jersey special counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent or the Required Lenders may reasonably request;

(xv) the commitment of Lawyers Title Insurance Company to issue an ALTA policy of title insurance with respect to the Deeds of Trust, subject to tie-in endorsements, in the amount of $675,000,000, insuring the Deeds of Trust, together with such endorsements to coverage and reinsurance as the Administrative Agent may require;

(xvi) appraisals acceptable to the Administrative Agent of the real property owned by Borrower and its Restricted Subsidiaries which is subject to the Deeds of Trust (provided that delay in the delivery of the appraisals for the Evansville or Caruthersville facilities shall not frustrate this condition), and flood certifications in respect of such real property.

(xvii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such new or additional consents, licenses or approvals are so required except as expressly contemplated herein or have already been obtained;

(xviii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since January 1, 2004 that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xix) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xx) a letter agreement with the Administrative Agent concerning the reimbursement of expenses associated with the Construction Consultant associated with any Project; and

(xxi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from that Lender prior to the proposed Closing Date specifying its objection thereto.

4.02. Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans), the obligation of the L/C Issuer and the obligation of the Swing Line Lender to make any Swing Line Loan are each subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) Unless the Completion Date in respect of each Project which is then under construction has occurred, Borrower shall certify to the Administrative Agent and the Lenders that, since the date of the most recently delivered In-Balance Certificate delivered to the Administrative Agent, there has been no change to the sources or uses of the components of the In-Balance Test (as set forth in such In-Balance Certificate) which would result in the Borrower having insufficient sources of funds to finance the Committed Capital Expenditure Amount.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and, except as set forth in Schedule 5.03, all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries (other than the Loan Documents), or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03. Governmental Authorization; Other Consents. Except as set forth on Schedule 5.03 or previously obtained or made, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for filings or recordings relating to the Liens granted by the Loan Parties pursuant to the Collateral Documents.

5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries for the Fiscal Quarter of Borrower ending on or about March 31, 2004, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) As of the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect since January 1, 2004. As of each date following the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect since the Closing Date.

(d) The forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 6.02(h) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

5.06. Litigation. There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07. No Default. Neither the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any Contractual Obligation that may, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08. Ownership of Property; Liens. The Borrower and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as may not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09. Environmental Compliance. The Borrower and its Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims may not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10. Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates, and in any event in a manner which complies with Section 6.07.

5.11. Taxes. The Borrower and the Restricted Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of the Restricted Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves (to the extent required by GAAP) have been established and maintained and (b) immaterial taxes so long as no material Property of Borrower or any of the Restricted Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13. Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.

5.14. Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15. Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of their preparation.

5.16. Compliance with Laws. The Borrower and each of its Subsidiaries are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or (c) in the case of any Gaming Law, have not resulted in any adverse notice from any Gaming Board, any License Revocation, or any threatened License Revocation.

5.17. Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent that such conflict could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person in a manner which could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18. In-Balance Test. At all times during the period between the Commencement of Redevelopment and the Completion Date of the Las Vegas North Project (or, if an Alternative Project is approved, at all times between the Commencement thereof and the Completion Date of the Alternative Project), such Project satisfies the In-Balance Test.

5.19. The Collateral. The Security Agreement creates a valid first priority security interest in the Collateral described therein securing the Obligations (subject only to Permitted Encumbrances and Liens permitted under Section 7.01 and to such qualifications and exceptions as are contained in the Uniform Commercial Code with respect to the priority of security interests perfected by means other than the filing of a financing statement or with respect to the creation of security interests in Property to which Division 9 of the Uniform Commercial Code does not apply) and all action necessary to perfect the security interests so created, other than filing of UCC-1 financing statements with the appropriate Governmental Authorities, have been taken and completed. The Trademark Collateral Assignment creates a valid first priority collateral assignment of the Collateral described therein securing the Obligations (subject only to

Permitted Encumbrances and Liens permitted under Section 7.01) and all action necessary to perfect the collateral assignment so created have been taken and completed. The Pledge Agreement (Nevada Gaming) creates a valid first priority security interest in the Pledged Collateral referred to therein and all action necessary to perfect the security interest so created has been taken and completed (provided that it is acknowledged that pursuant to applicable Nevada Gaming Laws, the Administrative Agent (or its designee) must maintain possession of such Pledged Collateral in the State of Nevada). The Pledge Agreement (General) creates a valid first priority security interest in the Pledged Collateral referred to therein and all action necessary to perfect the security interest so created has been taken and completed. Each Deed of Trust creates a valid Lien in the Collateral described therein securing the Obligations, other than those arising under Sections 10.04(c) (subject only to Permitted Encumbrances and matters described in Section 7.01) and all action necessary to perfect the Liens so created, other than recordation or filing thereof with the appropriate Governmental Authorities, has been taken and completed. Each of the Ship Mortgages creates a valid Lien in the Collateral described therein securing the Obligations (subject only to Permitted Encumbrances and matters described in Section 7.01), and all action necessary to perfect the Liens so created, other than recordation or filing thereof with the appropriate Governmental Authorities, has been taken and completed.

5.20. Real Property. As of the Closing Date, Schedule 5.20 is an accurate list of all fee and leasehold interests in real property owned or leased by the Borrower and its Restricted Subsidiaries.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall cause each Restricted Subsidiary to:

6.01. Financial Statements. Deliver to the Administrative Agent for submission to the Lenders, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as practicable, and in any event within 95 days after the end of each Fiscal Year, (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, stockholders’ equity and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year and (ii) consolidating (in accordance with past consolidating practices of Borrower) balance sheets and statements of operations, in each case as at the end of and for the Fiscal Year, all in reasonable detail. In the event that any Unrestricted Subsidiaries are hereafter designated, the Borrower shall also provide such supplementary information and schedules as the Administrative Agent may request to provide a break-out of the financial position and results of operations of such Unrestricted Subsidiaries. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and (x) such consolidated balance sheet and consolidated statements shall be accompanied by a report of independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (y) such consolidating statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and

(b) as soon as practicable, and in any event within 55 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statement of operations for such Fiscal Quarter, and its statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter and (ii) the consolidating (in accordance with past consolidating practices of Borrower) balance sheets and statements of operations as at and for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. In the event that any Unrestricted Subsidiaries are hereafter designated, the Borrower shall also provide such supplementary information and schedules as the Administrative Agent may request to provide a break-out of the financial position and results of operations of such Unrestricted Subsidiaries. Such financial statements shall be certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02. Certificates; Other Information. Deliver to the Administrative Agent for submission to the Lenders, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) as soon as practicable, and in any event within 45 days after the end of the fourth Fiscal Quarter in each Fiscal Year, a Pricing Certificate setting forth a preliminary calculation of the Total Leverage Ratio as of the last day of such Fiscal Quarter, and providing reasonable detail as to the calculation thereof;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-United States jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Restricted Subsidiary thereof;

(f) promptly after request by the Administrative Agent, copies of the Nevada “Regulation 6.090 Report” and “6-A Report” and the New Jersey “Annual Report”, and copies of any written communication to Borrower or any of the Restricted Subsidiaries from any Gaming Board advising it of a violation of or non-compliance with any Gaming Law by Borrower or any of the Restricted Subsidiaries;

(g) as soon as practicable, and in any event by the fifteenth Business Day (or the thirtieth Business Day in the case of the last month in a Fiscal Year) following the end of a month, an operating revenue report for such month for each material operating casino of the Borrower and its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent, together with a written narrative statement discussing any significant trends reflected therein signed by a Responsible Officer of Borrower;

(h) as soon as practicable, and in any event within 60 days after the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next four succeeding Fiscal Years, including for the first such Fiscal Year, projected consolidated balance sheets, statements of operations and statements of cash flow and, for the second and third such Fiscal Years, projected consolidated condensed balance sheets and statements of operations and cash flows, of Borrower and its Subsidiaries, all in reasonable detail;

(i) as soon as practicable, and in any event within 30 days after the end of each calendar month, such information as is reasonably required to prepare the Construction Progress Report for any then pending Projects;

(j) not less than ten Business Days prior to the Commencement of Redevelopment or the Commencement of any Alternative Project, and thereafter through the Completion Date of the Las Vegas North Project or any Alternative Project, as the case may be, as soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter, an In-Balance Certificate as of the last day of such Fiscal Quarter; and

(k) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (x) the Borrower supplies such documents to the Administrative Agent either in electronic format suitable for transmission to the Lenders or in another format reasonably acceptable to the Administrative Agent with sufficient copies for such transmission, (y) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (z) such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or that Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the

Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the LC Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03. Notices. Notify the Administrative Agent in writing:

(a) Promptly and in any event within two Business Days following the date upon which any Responsible Officer becomes aware of the occurrence of any Default;

(b) Promptly and in any event within ten Business Days following the date upon which a Responsible Officer becomes aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower or any of the Restricted Subsidiaries that is $5,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor or lessor under a written credit agreement or lease governing obligations which are in excess of $5,000,000 has asserted a default thereunder on the part of Borrower or any of the Restricted Subsidiaries, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrower or any of the Restricted Subsidiaries under a contract that is not a credit agreement or material lease in excess of $5,000,000 or which otherwise could reasonably be expected to result in a Material Adverse Effect, (iv) any labor union has notified Borrower of its intent to strike Borrower or any of the Restricted Subsidiaries on a date certain and such strike would involve more than 100 employees of Borrower and the Restricted Subsidiaries, or (v) any Gaming Board has indicated its intent to consider or act upon a License Revocation or a fine or penalty of $1,000,000 or more with respect to Borrower or any of the Restricted

Subsidiaries, or any Governmental Authority has commenced any other material proceeding in respect of Borrower, the Restricted Subsidiaries or any of their Properties, in each case describing the pertinent facts relating thereto;

(c) Promptly and in any event within ten Business Days following the date upon which a Responsible Officer becomes aware of the occurrence of any ERISA Event; and

(d) Promptly and in any event within ten Business Days following the date upon which a Responsible Officer becomes aware of any material change in accounting policies or financial reporting practices of the Borrower or any Restricted Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04. Payment of Obligations. Pay and discharge all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets prior to the delinquency thereof, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not otherwise permitted hereunder.

6.05. Preservation of Existence, Etc. Except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks.

6.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07. Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

(b) Without limitation on the foregoing, the Borrower and its Restricted Subsidiaries shall maintain liability, casualty and other insurance which is consistent with the coverages (including all deductibles and retentions) maintained by Borrower and the Restricted Subsidiaries as of the Closing Date, provided that Borrower shall not unreasonably refuse to purchase any coverages requested by the Requisite Lenders which is reflective of insurance ordinarily carried by responsible companies engaged in similar businesses and owning similar assets in the geographic areas in which Borrower and the Restricted Subsidiaries operate. All such insurance shall be carried through insurance companies rated A+ or better by A.M. Best.

(c) In any event, Borrower shall maintain and keep in force the following insurance:

(i) at all times during any period of construction of any capital projects (including any Project), and with respect to any Property affected by such construction, a policy or policies of builder’s “all risk” insurance in nonreporting form in an amount not less than the full insurable completed value of such portion of the affected Property on a replacement cost basis;

(ii) with respect to any Property not covered by a policy or policies described in Section 6.07(c)(i), a policy or policies of fire and hazards “all risk” insurance providing extended coverage in an amount not less than the amount of the full value of that Property, calculated on a replacement cost basis;

(iii) business interruption insurance (including insurance against income loss during a period of at least one year);

(iv) comprehensive liability insurance, naming the Administrative Agent as additional insured, on an “occurrence” basis, against claims for “personal injury” liability, including bodily injury, death or property damage liability, with an aggregate limit of not less than $50,000,000;

(v) policies of worker’s compensation insurance as may be required by applicable laws (including employer’s liability insurance, if required by the Administrative Agent), covering all employees of Borrower, the Restricted Subsidiaries and each relevant contractor and subcontractor; and

(vi) if any Property is required to be insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder, because it is located in an area which has been identified by the Secretary of Housing and Urban Development as a Flood Hazard Area, then Borrower shall provide, maintain and keep in force at all times a flood insurance policy covering the Property in limits that would equal or exceed the damage caused by what is expected to be the most severe flood (or any greater limits to the extent required by applicable law from time to time).

(c) Each such policy shall name the Administrative Agent as an additional insured and mortgagee, and shall to the extent relevant, include a waiver of subrogation against the Administrative Agent and the Lenders, contain a provision that provides for a severability of interests, and shall provide that an act or omission by one of the insured shall not reduce or avoid coverage with respect to the other insureds, insure against loss or damage by hazards customarily included within “all risk” and “extended coverage” policies and any other risks or hazards which the Administrative Agent or the Required Lenders may reasonably specify (and shall include boiler and machinery insurance), shall contain a Lender’s Loss Payable Endorsement in a form acceptable to the Administrative Agent in favor of the Administrative Agent and shall be primary and noncontributory with any other insurance carried by the Administrative Agent or the Lenders.

(d) Borrower shall supply the Administrative Agent with certificates of each policy required hereunder, and, if requested, an original or underlyer of each such policy and all endorsements thereto. When any insurance policy required hereunder expires, Borrower shall furnish the Administrative Agent with proof acceptable to the Administrative Agent that the policy has been reinstated, renewed or a new policy issued, continuing in force the insurance covered by the policy which expired. If Borrower fails to pay any such premium, the Administrative Agent shall have the right, but not the obligation, to obtain reasonable replacement coverage and advance funds to pay the premiums for it on behalf of the Lenders. Borrower shall repay the Administrative Agent immediately on demand for any advance for such premiums, which shall be considered to be an additional Loan bearing interest from the date of demand at the Default Rate.

6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Without limitation on the preceding sentence, promptly after the Closing Date, Borrower shall make, or shall cause its relevant Restricted Subsidiaries to make filings with the Gaming Boards of all relevant jurisdictions in respect of the transactions contemplated by the Loan Documents to the extent that such filings are required by applicable Gaming Laws.

6.09. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries.

6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries), upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at any time during normal business hours and without advance notice. If any Event of Default has occurred and remains continuing, the Borrower shall reimburse the Administrative Agent and each of the Lenders for any and all reasonable expenses associated with the exercise of the right granted under this Section.

6.11. Use of Proceeds. Use the proceeds of the Credit Extensions (a) on the Closing Date, (i) to refinance the Loans outstanding under the Existing Credit Agreement, (ii) to repay in full the obligations under the Tropicana Loan Agreement and the Aztar Term Loan Agreement, and (iii) to pay fees and expenses related to such transactions; and (b) thereafter (i) if the Borrower elects to redevelop the Las Vegas North Parcel, to fund Capital Expenditures associated therewith and costs related thereto, (ii) to fund Capital Expenditures for any Alternative Project and costs related thereto, (iii) provided that the Borrower and its Restricted Subsidiaries do not construct the Las Vegas North Project or an Alternative Project, to fund redemption or repurchase of all or a portion of the Borrower’s 9% Senior Subordinated Notes due 2011, and (iv) for working capital and general corporate purposes of the Borrower and its Restricted Subsidiaries not in contravention of any Law or of any Loan Document.

6.12. Additional Restricted Subsidiaries and Pure Holding Companies. Notify the Administrative Agent:

(a) at the time that any Person becomes a Restricted Subsidiary, and promptly thereafter (and in any event within thirty days except to the extent that the delivery thereof requires the prior approval of any Gaming Board, in which case the delivery of all such items shall be excused during the period in which the Borrower or the relevant Restricted Subsidiary is diligently pursuing such approvals), cause such Person to (i) execute and deliver to the Administrative Agent a Guaranty or a joinder to a Guaranty, as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent Collateral Documents of the types referred to in clauses (v), (vi), (vii), (ix) and (x) of Section 4.01(a) (as applicable) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)); and

(b) at the time of the formation of any Unrestricted Subsidiary and its Pure Holding Company, and deliver to the Administrative Agent in pledge all of the Equity Interests held by Borrower and its Restricted Subsidiaries in such Pure Holding Company;

in each case, all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13. Pledge of Midwest Gaming Entities. Diligently pursue, in a manner calculated to obtain the same within 120 days following the Closing Date, the approval of the Missouri Gaming Commission and all other applicable Gaming Boards to the pledge of the Equity Interests of Aztar Missouri Riverboat Gaming Company, L.L.C., Aztar Riverboat Holding Company, LLC, Aztar Missouri Gaming Corporation and Aztar Indiana Gaming Corporation pursuant to the Pledge Agreement (General), and promptly deliver such Equity Interests in pledge to the Administrative Agent (or, to the extent uncertificated, otherwise confirm the grant of a Lien upon such Equity Interests to the Administrative Agent in a manner reasonably acceptable to the Administrative Agent) upon receiving such approvals.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01. Liens and Negative Pledges. Create, incur, assume or suffer to exist any Lien or Negative Pledge upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(c);

(c) Liens and Negative Pledges on Property acquired by Borrower or any of the Restricted Subsidiaries that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition;

(d) Liens and Negative Pledges on personal property and fixtures securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(e) Liens and Negative Pledges on deposits made by Restricted Subsidiaries doing business in the State of New Jersey in an aggregate amount not to exceed $5,000,000 with the Casino Reinvestment Development Authority (or a trustee) to secure the obligations of the Casino Reinvestment Development Authority in respect of bonds issued thereby;

(f) any Lien or Negative Pledge created by an agreement or instrument entered into by Borrower or a Restricted Subsidiary in the ordinary course of its business which consists of a restriction on the assignability, transfer or hypothecation of such agreement or instrument;

(g) any Lien or Negative Pledge on shares of any equity security or any warrant or option to purchase an equity security or any security which is convertible into an equity security issued by any of Borrower or any Restricted Subsidiary that holds, directly or indirectly through a holding company or otherwise, a license under any Gaming Law of the State of Nevada; provided that this clause (g) shall apply only so long as the Gaming Laws of the State of Nevada provide that the creation of any restriction on the disposition of any of such securities shall not be effective and, if such Gaming Laws at any time cease to so provide, then this clause (g) shall be of no further effect; and provided further that if at any time Borrower creates or suffers to exist a Lien or Negative Pledge covering such securities in favor of the holder of any other Indebtedness, it will (subject to any approval required under the Gaming Laws of the State of Nevada) concurrently grant a pari passu Lien or Negative Pledge likewise covering such securities in favor of the Administrative Agent for the benefit of the Lenders; and

(h) Permitted Encumbrances;

provided, that this Section shall not apply to prohibit the creation of a Negative Pledge requested by a Gaming Board in favor of the Gaming Board or a Person designated by the Gaming Board to the extent necessary to prevent a License Revocation if (i) no Default or Event of Default then exists which will not be cured by creation of the Negative Pledge and (ii) Borrower has notified the Administrative Agent in writing of the necessity to invoke this proviso at least ten Business Days (or such shorter period as may be necessary in order to comply with a regulation or order of the relevant Gaming Board) in advance.

7.02. Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Restricted Subsidiary in the form of cash equivalents or short-term marketable debt securities;

(b) advances to officers, directors and employees of the Borrower and Restricted Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments in Borrower or in the Restricted Subsidiaries which are not New Subsidiaries, including any Investments made by way of the issuance of Contingent Obligations for the benefit of Borrower or such Restricted Subsidiaries, provided that such Investments are not used in connection with gaming, hotel or entertainment businesses at venues not operated by such Persons as of the Closing Date;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof;

(e) Investments consisting of Contingent Obligations permitted by Section 7.03;

(f) Investments in New Subsidiaries (or in Restricted Subsidiaries existing as of the Closing Date to the extent not permitted by clause (c), above) made when no Default or Event of Default has occurred and remains continuing or would result therefrom, provided that:

(i) giving pro forma effect to the making of any such Investment, Borrower shall be in compliance with the In-Balance Test (to the extent Borrower is then required to be in compliance therewith);

(ii) the aggregate amount of such Investments shall not exceed $250,000,000 during the term of this Agreement unless an Early Partial Termination or the Completion Date of the Las Vegas North Project or any Alternative Project has occurred;

(iii) the amount of any such Investments made in Unrestricted Subsidiaries shall not exceed:

(A) at any time when the Pro Forma Total Leverage Ratio is greater than or equal to 4.50:1.00, which would result in the aggregate amount of such Investments in Unrestricted Subsidiaries being in excess of $42,500,000 (or, when the Pro Forma Total Leverage Ratio is less than 4.50:1.00, which would result in the aggregate amount of such Investments being in excess of $87,500,000), unless Early Partial Termination or the Completion Date of the Las Vegas North Project or any Alternative Project has occurred; or

(B) if an Early Partial Termination or the Completion Date of the Las Vegas North Project or any Alternative Project has occurred, in any amount so long as the Pro Forma Total Leverage Ratio is not in excess of 4.00:1.00;

(iv) Notwithstanding the limitations expressed in clauses (ii) and (iii), additional Investments in the Unrestricted Subsidiaries consisting of Completion Guaranties, provided that (1) all of the other Persons owning Equity Interests in the Unrestricted Subsidiary for the account of which any such Completion Guaranty is provided have provided similar and ratable Completion Guaranties of the same obligations, (2) such Persons have assets and operations which, in the reasonable judgment of Borrower, result in their prospective ability to honor their obligations thereunder, and (3) at no time shall any Completion Guaranties then in effect support capital projects for which the aggregate budgeted Capital Expenditures (as of the date of the granting of the Completion Guaranties) exceed $250,000,000;

(g) Investments in Swap Contracts constituting Indebtedness which is permitted by Section 7.03(e);

(h) Investments consisting of or evidencing the extension of credit to customers or suppliers of Borrower and the Restricted Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

(i) Investments received in connection with the settlement of a bona fide dispute with another Person;

(j) Investments representing all or a portion of the sales price of Property sold or services provided to another Person;

(k) Investments required to be made pursuant to the New Jersey Community Redevelopment Act; and

(l) Investments consisting of 100 shares or less of publicly traded equity securities of Persons engaged in any business in which Borrower is engaged, which Investments do not exceed $100,000 at any time.

7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of Borrower in respect of (i) the Existing Subordinated Obligations and (ii) in respect of New Subordinated Obligations incurred when no Default or Event of Default has occurred and remains continuing or would result therefrom, and provided that giving pro forma effect to the incurrence of New Subordinated Obligations as of the last day of the then most recently ended Fiscal Quarter, Borrower is in compliance with the financial covenants set forth in Article VII;

(c) other Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(d) Contingent Obligations of the Borrower in respect of Indebtedness otherwise permitted hereunder;

(e) obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or arising under Swap Contracts in respect of Indebtedness having an aggregate notional amount not in excess of $200,000,000;

(f) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(d); provided, however, that:

(i) the aggregate amount of all such Indebtedness secured by Liens on personal property and fixtures located at or associated with the Las Vegas North Project or any Alternative Project at any one time outstanding shall not exceed $50,000,000; and

(ii) the aggregate amount of all other such Indebtedness at any one time outstanding shall not exceed $50,000,000; and

(g) Indebtedness permitted under Completion Guaranties permitted by Section 7.02(f)(iv);

(h) Indebtedness owed to and Contingent Obligations in favor of Borrower or any Restricted Subsidiary;

(i) Indebtedness consisting of Contingent Obligations of Restricted Subsidiaries doing business in the State of New Jersey with respect to bonds issued by the Casino Reinvestment Development Authority in an aggregate amount not to exceed $5,000,000;

(j) Indebtedness in an aggregate outstanding principal amount not to exceed $20,000,000 at any time which was incurred by a Person prior to the acquisition of that Person by Borrower or its Restricted Subsidiaries and was not incurred in contemplation of such acquisition; and

(k) other unsecured Indebtedness of Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

provided further that the Borrower shall not permit (whether or not otherwise permitted under this Section) any Restricted Subsidiary to create, incur, assume or suffer to exist any portion of the Indebtedness and Contingent Obligations permitted in this Section, except for (i) Indebtedness and Contingent Obligations in existence on the Closing Date, (ii) its Guaranty, (iii) Indebtedness owed to, and Contingent Obligations in favor of, Borrower or another Restricted Subsidiary, (iv) Indebtedness permitted under Section 7.03(f) in respect of Property of or used by that Restricted Subsidiary, (v) Indebtedness under Section 7.03(i) and Section 7.03(j), and (vi) other Indebtedness incurred in the ordinary course of business in an aggregate principal amount not in excess of $5,000,000 for any such Restricted Subsidiary.

7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any Restricted Subsidiary provided that a Restricted Subsidiary shall be the continuing or surviving Person; and

(b) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary or as permitted by Section 7.05.

7.05. Dispositions. Make any Disposition, except for the following:

(a) Dispositions of inventory or of obsolete or worn out personal property and fixtures, in each case in the ordinary course of business;

(b) Dispositions of property by any Restricted Subsidiary to the Borrower or to a Restricted Subsidiary;

(c) Dispositions permitted by Section 7.04;

(d) The Disposition of the Atlantic City - Maine Avenue Property, provided that such Disposition is for cash and made to a Person which is not an Affiliate of Borrower;

(e) in each case made when no Default or Event of Default has occurred and remains continuing, other Dispositions of property, provided that the value of all property so Disposed of shall not exceed $75,000,000 in the aggregate during the term of this Agreement, except that no portion of the real property or improvements underlying the Tropicana Las Vegas or the Tropicana Atlantic City (or after its designation, any Alternative Project) may be the subject of a Disposition. Notwithstanding this clause (e) the Borrower and its Restricted Subsidiaries may enter into a Disposition of the Las Vegas South Parcel when no Default or Event of Default has occurred and remains continuing, provided that (i) the existing site of the Tropicana Las Vegas has been legally subdivided as contemplated by the definition of “Las Vegas North Parcel,” (ii) the Commencement of Redevelopment has then occurred, and (iii) the Required Lenders reasonably approve such Disposition; and

(f) other Dispositions involving Property with a value not in excess of $25,000 in any one transaction or series of related transactions.

7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and any other Restricted Subsidiary which is wholly-owned, directly or indirectly, by the Borrower;

(b) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) the Borrower may:

(i) so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire for cash its Equity Interests, provided that the aggregate amount expended under this clause (d)(i) shall not exceed $30,000,000 during each Fiscal Year except as provided below;

(ii) make mandatory distributions in respect of the Series B ESOP Convertible Preferred Stock of the Borrower (as in effect on the Closing Date),

(iii) make distributions in respect of the Series B ESOP Convertible Preferred Stock of the Borrower in an aggregate amount not to exceed $20,000,000 during the term of this Agreement;

provided that following any Early Partial Termination or the Completion Date for any Project, the amount of annual dividends, stock purchases or repurchases and other distributions permitted under this clause (d) shall no longer be limited as to amount, provided that (A) no Default or Event of Default has occurred or would result therefrom and (B) after giving pro forma effect to the making of any such payment as of the last day of the then most recently ended Fiscal Quarter, the Total Leverage Ratio is not in excess of 4.00:1.00.

7.07. Prepayment of Subordinated Obligations. Pay any (a) scheduled interest on any Subordinated Obligation unless the payment thereof is then permitted pursuant to the terms of the indenture or other agreement governing such Subordinated Obligation, or (b) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Obligation, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligation, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation except:

(i) to the extent that the source of such payment, purchase or redemption consists entirely of proceeds from the issuance of Equity Interests in Borrower or New Subordinated Obligations; and

(ii) if Borrower elects not to construct the Las Vegas North Project or an Alternative Project, then the Borrower may also pay, purchase or redeem all or any portion of the 9% Senior Subordinated Notes due 2011 using proceeds of the Loans.

provided, in each case under clause (b), that in no event shall Borrower make any such payment, purchase or redemption if any Default or Event of Default has occurred and remains continuing or would result therefrom or if, giving pro forma effect to the making of such payment, purchase or redemption as of the last day of the then most recently ended Fiscal Quarter, Borrower would not be in compliance with the financial covenants set forth in Article VII.

This Section shall not apply to prohibit any payment consisting of the repurchase or redemption of Subordinated Obligations to the extent necessary to prevent a License Revocation if (i) no Default or Event of Default then exists which will not be cured by such payment, (ii) the purchase or redemption price paid is not in excess of the amount specified in the related Indenture and (iii) Borrower has notified the Administrative Agent in writing of the necessity to invoke this proviso at least ten Business Days (or such shorter period as may be necessary in order to comply with a regulation or order of the relevant Gaming Board) in advance.

7.08. Change in Nature of Business. Make any material change in the nature of the business conducted by the Borrower and its Subsidiaries, taken as a whole, as of the Closing Date, provided that the acquisition of an ownership interest in one or more Unrestricted Subsidiaries engaged in the casino, hotel, resort or similar businesses in a manner which complies with Section 7.02 shall not be construed to violate this Section.

7.09. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than (a) salary, bonus, employee stock option and other compensation arrangements with directors or officers in the ordinary course of business, (b) transactions that are fully disclosed to the board of directors of Borrower and expressly authorized by a resolution of the board of directors of Borrower which is approved by a majority of the directors not having an interest in the transaction, (c) transactions between or among Borrower and the Restricted Subsidiaries, and (d) transactions on overall terms at least as favorable to Borrower or the Restricted Subsidiaries as would be the case in an arm’s length transaction between unrelated parties of equal bargaining power.

7.10. Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any other Restricted Subsidiary or to otherwise transfer property to the Borrower or any other Restricted Subsidiary, or (b) of any Restricted Subsidiary to guarantee the Indebtedness of the Borrower.

7.11. Use of Proceeds.

(a) Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; or

(b) Directly or indirectly use the proceeds of any Loan in connection with the acquisition of part or all of a voting interest of five percent (5%) or more in any corporation or other business entity if such acquisition is opposed by the board of directors or management of such corporation or business entity.

7.12. Senior Leverage Ratio. Permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter ending during a period set forth below to exceed the ratio set forth below opposite that period, provided that if an Early Partial Termination occurs, then the Senior Leverage Ratio shall not exceed 2.50:1.00 as of the last day of any Fiscal Quarter:

Period	Maximum Senior Leverage Ratio
Closing Date through and including the last day of the seventh Construction Fiscal Quarter	2.50:1.00
Next three Fiscal Quarters	3.25:1.00
Later Fiscal Quarters	2.50:1.00

7.13. Total Leverage Ratio. Permit the Total Leverage Ratio as of the last day of any Fiscal Quarter ending during a period set forth below to exceed the ratio set forth below opposite that period, provided that if an Early Partial Termination occurs, then the Total Leverage Ratio shall not exceed 4.50:1.00 as of the last day of any Fiscal Quarter:

Period	Maximum Total Leverage Ratio
Closing Date through and including the last day of the fifth Construction Fiscal Quarter	4.50:1.00
Next two Fiscal Quarters	5.50:1.00
Next two Fiscal Quarters	6.25:1.00
Next Fiscal Quarter	5.75:1.00
Next Fiscal Quarter	5.50:1.00
Next three Fiscal Quarters	4.50:1.00
Later Fiscal Quarters	4.00:1.00

7.14. Fixed Charge Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter ending during a period set forth below to be less than the ratio set forth below opposite that period:

Period	Minimum Fixed Charge Coverage Ratio
Each Fiscal Quarter ending during the period between the Closing Date and first Fiscal Quarter ending after the Completion Date for the Las Vegas North Project or any Alternative Project	1.35:1.00
Later Fiscal Quarters	1.50:1.00

7.15. Capital Expenditures. Make or become legally obligated to make any Capital Expenditure other than:

(a) Maintenance Capital Expenditures in an aggregate principal amount not to exceed $50,000,000 in any Fiscal Year (or, after completion of the Las Vegas North Project or any Alternative Project, $75,000,000 in any Fiscal Year), provided, however, that up to $50,000,000 of the permitted Maintenance Capital Expenditures for any Fiscal Year may, if not expended in that Fiscal Year, be carried over for expenditure in the next Fiscal Year;

(b) Growth Capital Expenditures associated with the Las Vegas North Project or any Alternative Project in an aggregate principal amount not to exceed $800,000,000 (whether expended prior to or after the Closing Date, but excluding the cost of land acquired prior to the Closing Date), provided that (i) Borrower and its Restricted Subsidiaries shall not make any Growth Capital Expenditures following June 30, 2004 which are in an aggregate amount which is in excess of $35,000,000 with respect to the Las Vegas North Project or any Alternative Project unless and until the conditions set forth in Section 7.16 have been satisfied or waived in writing; and (ii) in any event, following June 30, 2004, the Borrower and its Restricted Subsidiaries shall not make any Growth Capital Expenditures in respect of any proposed Alternative Project which has not theretofore been approved by the Required Lenders as required hereunder which are in an aggregate amount which is in excess of $10,000,000;

(c) other Growth Capital Expenditures in an aggregate amount not to exceed $250,000,000 (unless the Borrower notifies the Administrative Agent and the Lenders that it will not undertake the Las Vegas North Project, in which case this limit shall be $400,000,000) which, when aggregated with the amount of Growth Capital Expenditures made pursuant to clause (b) of this Section and Investments made pursuant to Section 7.02(f), do not exceed $1,050,000,000 during the term of this Agreement.

7.16. Commencement of the Las Vegas North Project or any Alternative Project. Commence construction of any Project (either by way of construction of the project or the commencement of substantial demolition activities in respect of the existing site improvements) unless and until:

(a) in the case of any Alternative Project, the conditions specified in the definition of “Alternative Project” shall have been satisfied;

(b) the Construction Consultant shall have reviewed the Pre-Commencement prime construction contract, Budget, Timetable and Building Plans (and any geotechnical or other reports and assessments as the Construction Consultant may reasonably require) and shall have concurred that such Budget, Timetable and Building Plans are reasonable and feasible; and

(c) the Borrower and its relevant Restricted Subsidiaries shall have delivered collateral assignments to the Administrative Agent and the Lenders of the prime construction, architectural and engineering contracts for the Project in form and substance acceptable to the Administrative Agent.

7.17. Construction of the Projects.

(a) In the event that the Borrower elects to construct the Las Vegas North Project or any Alternative Project (either directly or through one or more of its Restricted Subsidiaries), fail to diligently pursue such Project to completion in accordance with the related Pre-Commencement Building Plans, Budget and Timetable (but with any amendments thereto from time to time in a manner not prohibited by this Agreement and, in the case of such Timetable, with delays of not more than 90 days occasioned by any Force Majeure Event);

(b) Fail to provide the Construction Consultant with all reasonably requested access to each such Project’s construction site without unreasonable delay (including any advance notice which is reasonable under the circumstances), and access to the current Building Plan, Budget, Timetable and all related plans, budgets, drawings, timetables and other related papers, provided that the failure of the Borrower and its relevant Restricted Subsidiaries to comply with this clause (b) shall not be considered an Event of Default unless and until five Business Days have elapsed from notice by the Administrative Agent of any non-compliance;

(c) Fail to cause the architect and prime contractor for each Project to promptly and in any event within 15 days of the date of any written request by the Administrative Agent to certify, in the manner contemplated by an Application and Certification for Payment in the form commonly referred to as American Institute of Architects Document G702 and a detailed continuation sheet in the form commonly referred to as American Institute of Architects Document G703, that the construction of the Project conforms, as of a specified date, in all material respects to the Building Plans, and that amounts payable to the Contractor in connection therewith are in conformity with the Budget;

(d) Fail to maintain a full set of the current working drawings available for review by the Construction Consultant at the construction office for each such Project or at another location reasonably acceptable to the Administrative Agent, provided that the failure of the Borrower and its relevant Restricted Subsidiaries to comply with this clause (d) shall not be considered an Event of Default unless and until five Business Days have elapsed from notice by the Administrative Agent of any non-compliance;

(e) Fail, within 15 days following any written request by the Administrative Agent, to deliver, to the extent not previously delivered (i) then current Building Plans for each such pending Project certified as complete by the Project architect, (ii) then current lists of the names, addresses and telephone numbers of each material contractor, material subcontractor and material supplier with respect to such Project and the dollar value and amounts paid with respect to the related contracts, and (iii) then current versions of the Timetable and a status report and log describing all executed contracts and subcontracts to which Borrower or any of its Restricted Subsidiaries are party for such work;

(f) Amend the Pre-Commencement Building Plans for the Las Vegas North Project in any manner which would result in the Las Vegas North Project failing to conform to the specifications set forth on Schedule 1.01, or amend the Pre-Commencement Building Plans for any Alternative Project in a manner which would result in the Alternative Project failing to conform to the specifications described in the list of material amenities for the Alternative Project delivered pursuant to clause (c) of the definition of “Alternative Project;”

(g) Amend the Pre-Commencement Timetable for any Project in any manner which would defer the completion of any material construction benchmark set forth therein unless the prime contractor concurs that such amendment will not cause the Borrower and its Restricted Subsidiaries to fail to achieve Completion of that Project by the date required by Section 8.01(m)

or fail to provide the Administrative Agent, if requested, with a letter from the prime contractor to the Administrative Agent indicating its concurrence that the revised Timetable is reasonable and feasible;

(h) Amend the Budget for any Project in a manner which both deviates from the Pre-Commencement Budget and which:

(i) results in the proposed expenditure of more than the amount required by any line item of the Pre-Commencement Budget (except to the extent of any allocation of contingency, in connection with an increase to the overall Budget for that Project which is not prohibited hereby, or from the reallocation of the amount of any then realized savings under line-items contained in such Budget to other line-items); or

(ii) increases the overall Budget to an amount (including for this purpose, capitalized interest and capitalized pre-opening expenses) which would result in prospective non-compliance with Section 7.15 (or, in the case of an Alternative Project, to increase the overall Budget by more than 10%);

(i) Fail to construct each Project in a good and workmanlike manner in accordance with sound building practices and without material deviation from the Building Plans, and comply in all material respects with all existing Laws and requirements of all Governmental Authorities having jurisdiction over that Project;

(j) Fail to promptly pay prior to delinquency (subject to applicable retentions) or otherwise discharge all Liens and other material claims for labor done and materials and services furnished in connection with the construction of each Project, other than Permitted Encumbrances, and except for Liens and other claims contested in good faith by appropriate proceedings and without prejudice to the Pre-Commencement Timetable except to the extent not prohibited hereby, provided that any such claims and Liens are covered by such payment bonds or title insurance policy endorsements as may be reasonably requested by the Administrative Agent;

(k) Fail to properly obtain as and when required, comply with and keep in effect all material permits, licenses and approvals which are required to be obtained from Government Agencies in order to construct and occupy any Project as of the then current stage of construction;

(l) Fail to make the permits, licenses and approvals required by clause (k) of this Section available for review by the Administrative Agent and the Construction Consultant, and deliver copies of all such permits, licenses and approvals to the Administrative Agent promptly following a written request therefor, provided that the failure of the Borrower and its relevant Restricted Subsidiaries to comply with this clause (l) shall not be considered an Event of Default unless and until five Business Days have elapsed from notice by the Administrative Agent of any non-compliance;

(m) Fail to promptly notify the Administrative Agent if Borrower or any Restricted Subsidiary pays $10,000,000 or more, in the aggregate, for any tangible construction materials for a Project that are not located on the site of the Project, or will not be delivered within thirty days after such payment (describing such construction materials, the purchase price therefor and the location thereof) and, if requested by the Administrative Agent in writing provide to the Administrative Agent the written acknowledgment of the Person having custody of such construction materials of the existence of the Administrative Agent’s Lien on such construction materials and the right of the Administrative Agent, as against such Person, to have access to and to remove such construction materials (subject to the requirement of the payment of any remaining purchase price for such materials);

(n) Fail on or before the opening for business of any Project, to provide the Administrative Agent with a written certificate executed by the prime architect, prime contractor and the Construction Consultant (and any other relevant contracting parties reasonably requested by the Administrative Agent) certifying that such Project has been completed in all material respects in accordance with the Building Plans and that the Project has been or is ready to be opened for business together with a Certificate executed by a Responsible Officer to that effect;

(o) Fail promptly, and in any event within ten Business Days of any written request by the Administrative Agent, to provide to the Administrative Agent such assurances as the Administrative Agent may reasonably require that the Project complies in all material respects with all applicable zoning, building and land use Laws; or

(p) Fail, as soon as practicable after the substantial completion of the physical improvements associated with each Project, to provide the Administrative Agent with an “as built” ALTA survey of that Project as of the Completion Date that (i) sets forth all recorded easements and licenses burdening the project site as of such Completion Date, (ii) reflects no unpermitted encroachments onto that Property or onto adjoining real property, and (iii) certifies the legal description of the Property subject to the related Deed of Trust in favor of the Administrative Agent to be the same as that set forth in the related title insurance policies, together with an endorsement to its ALTA policy of title insurance covering the Project that reflects the elements contained in this clause (p) and the Lien-free completion of the Project (other than encumbrances reflected in such title policy or which are otherwise treated as Permitted Encumbrances).

It is acknowledged that the Borrower and its Restricted Subsidiaries shall be entitled from time to time to amend or modify:

(i) The Pre-Commencement Building Plans for any Project in any manner which does not violate the provisions of clause (f) above or any other express prohibition contained in this Agreement and which does not require a modification of the Timetable or Budget in a manner prohibited by this Agreement;

(ii) The Pre-Commencement Timetable for any Project in any manner which does not violate the provisions of clause (g) above or any other express prohibition contained in this Agreement; and

(iii) The Pre-Commencement Budget for any Project in any manner which does not violate the provisions of clause (h) above or any other express prohibition contained in this Agreement, or result in a prospective violation of Section 7.15.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05, 6.10, or 6.11 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 10 Business Days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or within any stated grace period, in respect of any Indebtedness or Contingent Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than $25,000,000; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Restricted Subsidiary admits in writing its inability to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Restricted Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive calendar days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

(k) License Revocation. The occurrence of a License Revocation that continues for three consecutive calendar days affecting gaming operations accounting for five percent or more of the consolidated gross revenues of Borrower and the Restricted Subsidiaries; or

(l) In-Balance Test. The failure of any Project to be in compliance with the In-Balance Test at all times required under Section 5.18; or

(m) Completion of Projects. The failure of the Borrower and its Restricted Subsidiaries to complete the Las Vegas North Project within 36 months following the Commencement of Redevelopment or the failure of the Borrower and its Restricted Subsidiaries to complete any Alternative Project within three months of the date specified for the completion thereof in the related Pre-Commencement Timetable, provided that the failure of the Borrower and its Restricted Subsidiaries to comply with the deadlines set forth in this clause (m) shall not constitute an Event of Default to the extent delayed by a Force Majeure Event for not more than 90 days.

8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender. Each right, remedy, privilege or power of the Administrative Agent or the Lenders under the Guaranties and the Collateral Documents shall be exercised by the Administrative Agent on behalf of the Lenders, and no Lender shall have the right to independently exercise rights thereunder without the approval of the Administrative Agent or the Required Lenders.

8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations (including without limitation Secured Swap Contracts, ratably among the Lenders and the L/C Issuer (and, in the case of any Secured Swap Contracts, any relevant Affiliate of any Lender counterparties thereto)) in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX. ADMINISTRATIVE AGENT

9.01. Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or

(ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to that Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from that Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Syndication Agent, Co-Documentation Agents, Joint Lead Arrangers and Joint Book Managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09. Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Overall Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(f); and

(c) to release any Restricted Subsidiary from its Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Restricted Subsidiary from its Guaranty pursuant to this Section 9.09.

ARTICLE X.

MISCELLANEOUS

10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of that Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of any of the Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01 regarding the Fee Letter) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(d) change Section 2.16 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations under any Commitment of that Lender hereunder without the written consent of Lenders having more than 50% of the same class of Commitments;

(g) release any Restricted Subsidiary from its Guaranty without the written consent of each Lender (except in the case of any permitted sale or disposition of that Restricted Subsidiary or if such Restricted Subsidiary ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder);

(h) release any Collateral having a value which is in excess of $25,000,000 from the Lien of the Collateral Documents without the written consent of each Lender (except in connection with, and to the extent of, any permitted sale, lease, transfer or other disposition of that Collateral to a Person other than Borrower or a Restricted Subsidiary); or

(i) release the pledge of, or Liens on (x) any Equity Interest in any Restricted Subsidiary which owns an interest in the Tropicana Atlantic City, the Tropicana Las Vegas, or, following the designation thereof, any Alternative Project, or (y) any Collateral related to the Tropicana Atlantic City, the Tropicana Las Vegas, or following the designation thereof, any Alternative Project, other than immaterial Collateral in the ordinary course of the management of such properties, in each case, without the written consent of each Lender (except that if the Las Vegas North Parcel is legally subdivided hereafter as contemplated in the definition of “Las Vegas North Parcel”, the Las Vegas South Parcel and any improvements located thereon may be released in connection with any permitted Disposition thereof or otherwise with the consent of the Required Lenders).

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender whose Loans are, in whole or in part, being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of that Lender may not be increased or extended without the consent of that Lender.

10.02. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if that Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

(d) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan

Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lenders in connection with compliance by the Administrative Agent or the Lenders with Section 10.14 and (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, including the allocated costs of attorneys who may be employees of any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), and (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Special Indemnity Re Environmental Matters. The Borrower shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, including the allocated cost of attorneys who may be employees of any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Restricted Subsidiaries, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating thereto, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The indemnity set forth in this Section (c) shall not be directly secured by any interest in real property.

(d) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a), (b) or (c) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, that Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (d) are subject to the provisions of Section 2.15(d).

(e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsections (b) or (c) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(g) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Overall Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or that Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Subject to the approval (if any) by any Gaming Board to the extent required by applicable Gaming Laws, any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that:

(y) except in the case of an assignment of the entire remaining amount of the assigning Lender’s relevant Commitment and the Loans at the time owing to it; or

(z) in the case of an assignment to a Lender;

the aggregate amount of the applicable Commitment so assigned (which for this purpose includes Loans outstanding thereunder or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment) determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents (each such consent not to be unreasonably withheld or delayed);

(i) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (i) shall not apply to rights in respect of Swing Line Loans or prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis;

(ii) each assignment must be approved by the Administrative Agent, unless the Person that is the proposed assignee is itself a Lender which already holds a Commitment of the type to be assigned (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), provided that the Administrative Agent shall not unreasonably withhold its consent to any assignment by a Lender to an Affiliate of that Lender;

(iii) unless an Event of Default has occurred and remains continuing, each assignment must be approved by the Borrower, unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund (in each case holding a Commitment of the type to be assigned whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that no processing or recordation fee shall be due with respect to an assignment to a Lender’s Affiliate), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v) the Borrower and the Administrative Agent, as applicable, shall have received the tax forms and other items required by Section 3.01(e).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, that Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by that Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Subject to the approval (if any) by any Gaming Board to the extent required by applicable Gaming Laws, any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of that Lender’s rights and/or obligations under this Agreement (including all or a portion of any of its Commitments and/or the Loans (including that Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) that Lender’s obligations under this Agreement shall remain unchanged, (ii) that Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with that Lender in connection with that Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that that Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that that Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of that Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release that Lender from any of its obligations hereunder or substitute any such pledgee or assignee for that Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.15(b)(i). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Contingent Obligation or credit or liquidity enhancement to such SPC.

(i) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c).

10.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any Gaming Board or any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, but only after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by that Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to that Lender or the L/C Issuer, irrespective of whether or not that Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of that Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that that Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or the subject of a Lender Disqualification, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to that Lender and the Administrative Agent, require that Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) that Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by that Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Notwithstanding the foregoing, if, at any time, any Gaming Board determines pursuant to the terms of applicable Gaming Laws that a Lender Disqualification has occurred in respect of the Administrative Agent or any Lender, and the Administrative Agent or that Lender, as applicable, fails to become licensed or to be found qualified or suitable within any time period mandated by such Gaming Board in accordance with such Gaming Law, then the Borrower will have the right, at its sole option, to:

(i) require the Administrative Agent to resign its capacity as Administrative Agent, or to require the relevant Lender to dispose of all or a portion of that Lender’s interests, in each case within 120 days after receiving notice of any finding by any such Gaming Board, or any other different time period as may be prescribed by the Gaming Board in accordance with applicable Gaming Laws; or

(ii) redeem without premium or penalty the Obligations owed to that Lender (without redemption of the Obligations owed to the other Lenders not subject to a Lender Disqualification) at par (and subject to the payment of any related amounts under Section 3.5) upon not less than 30 nor more than 60 days prior notice by the Borrower, or any other different time period as may be prescribed by any Gaming Board in accordance with applicable Gaming Law.

10.14. Cooperation with Gaming Boards. The Administrative Agent and the Lenders agree to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over the Borrower and its Subsidiaries, including the provision of such documents and other information as may be requested by any such Gaming Board relating to Borrower or any of its Subsidiaries or to the Loan Documents.

10.15. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN LOS ANGELES COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE CENTRAL DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.16. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow that Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.18. Time of the Essence. Time is of the essence of the Loan Documents.

10.19. Designation as Senior Debt. The Obligations are senior in right of payment to the Existing Subordinated Obligations and shall be and hereby are declared to be “Senior Indebtedness” and “Designated Senior Indebtedness” for purposes of and as defined in each Indenture governing the Existing Subordinated Obligations and the New Subordinated Obligations incurred by Borrower from time to time, and, to the extent required by the applicable Indentures to confer the related rights to the Administrative Agent and the Lenders thereunder, the Borrower shall promptly deliver to the trustee under each such Indenture a designation and certification of the Obligations as “Senior Indebtedness” and “Designated Senior Indebtedness” or their respective equivalents under each such Indenture in a form which is reasonably approved by the Administrative Agent, and confirming that the Obligations are entitled to the benefit of all of the subordination provisions contained in such Indentures.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AZTAR CORPORATION,
a Delaware corporation

By:	/s/ Neil A. Ciarfalia
Name:	Neil A. Ciarfalia
Title:	Treasurer